As filed with the Securities and Exchange Commission on September 15, 2020

SEC File No. 333-248589

UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Agentix Corp.
(Exact name of registrant as specified in its charter)

Nevada	2821	46-2876282
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Rudy Mazzocchi President and Chief Executive Officer 32932 Pacific Coast Highway, #14-254 Dana Point, California 92629 (949) 933-5411
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

State Agent and Transfer Syndicate, Inc. 112 North Curry Street Carson City, Nevada 89703 (775) 882-1013
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jeffrey M. Quick, Esq.

Quick Law Group, P.C.

1035 Pearl Street, Suite 403

Boulder, CO 80302

Tel. (720) 259-3393

Fax. (303) 845-7315

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

(Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Total	2,750,721	$2.99	(2)	$8,224,656	$1,068	(3)

________

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED

SEPTEMBER 15, 2020

PRELIMINARY PROSPECTUS

AGENTIX CORP.

Up to 2,750,721 Shares of Common Stock

This prospectus relates to the resale of up to 2,750,721 shares of common stock to be offered by the selling stockholders.

Our common stock trades in the over-the-counter market and is quoted on the OTC Pink tier of the OTC Markets Group, Inc. under the symbol “AGTX.” Only a limited public market currently exists for our common stock. On September 14, 2020, the last reported sale price of our shares of common stock on the OTC Markets was $2.99 per share.

We urge prospective purchasers of our common stock to obtain current information about the market prices of our common stock. As a result of our shares being quoted on the OTC Pink tier of the OTC Markets, the shares of our common stock may be offered and sold by the selling shareholders only at a fixed price of $2.99 per share until our common stock is listed on a national securities or quoted on the OTC Bulletin Board, OTCQX or OTCQB, at which time they may be sold at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. While we believe that upon the effective date of this registration statement our common stock will qualify for quotation on the OTCQB and we intend to pursue application for admission to the OTCQB, we cannot assure you that our common stock will, in fact, be quoted on the OTCQB.

We will not receive any of the proceeds from the sale of common stock by the selling stockholders. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 3 of this prospectus before making a decision to purchase our stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2020

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You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Information contained on our website is not part of this prospectus.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and related notes included elsewhere in this prospectus, or any accompanying prospectus supplement before making an investment decision. In this prospectus, unless the context requires otherwise, all references to “we,” “our,” “us” and the “Company” refer to Agentix Corp.

Overview

Agentix is a biopharmaceutical development company that includes the recently combined proprietary assets of GSL Healthcare Inc. is currently focused on the development and commercialization of novel therapeutics to treat metabolic diseases, peripheral neuropathy, progressive lung disease and ischemic reperfusion injury. Our principal business objective is to develop both science-driven synthetic and natural cannabinoid therapeutics that address unmet medical needs and continue to drive innovations in the endocannabinoid space.

Agentix has identified a targeted collection of wellness and pharmaceutical product opportunities, the majority of which will be designed to offer a more sophisticated and intelligent product offering in the multibillion dollar global biopharmaceutical industry.

•

The first category shall consist of a series of health and wellness products that incorporate a proprietary and proven nano-technology similar to liposomal delivery systems, known as a cellular biocomplex, for the health & wellness markets.  Further advancements of these biocomplexes will be used in the development and production of pharma-grade products for more specific clinical (non-prescription and prescription) applications, such as arthritic joint pain, acne vulgaris and onychomycosis.

•

A second category of developments will focus on pharmaceutical applications that target the human endocannabinoid system for treatments ranging from epilepsy, Type 2 diabetes, and acute kidney Injury. These identified programs are already under development, ranging from design and discovery to pre-clinical and biological testing with leading universities and research institutions.

Agentix was incorporated on April 18, 2013 under the laws of the State of Nevada.  Effective June 17, 2019, we changed our name from FairWind Energy, Inc. to better reflect the new focus of our business.

Our principal executive offices are located at 32932 Pacific Coast Highway, #14-254, Dana Point, California 92629, telephone number (949) 933-5411. Our website address is www.agentixcorp.com. Information accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

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The Offering

Common stock offered by the selling stockholders:	Up to 2,750,721 shares of our common stock to be offered by the selling stockholders.

Common stock outstanding prior to the offering:	34,489,605. We currently have no options, convertible notes or warrants to purchase shares of our equity outstanding.

Common stock outstanding after this offering:	34,489,605. We currently have no options, convertible notes or warrants to purchase shares of our equity outstanding.

Use of proceeds:	We will not receive any proceeds from the sale of the common stock offered by the selling stockholders.

OTCQB trading symbol:	“AGTX”

Risk factors:

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 3 of this prospectus before deciding whether or not to invest in shares of our common stock.

Summary of Financial Data

The following information represents selected audited financial information for our company for the years ended August 31, 2019 and 2018 and selected unaudited financial information for our Company for the nine-month periods ended May 31, 2020 and 2019. The summarized financial information presented below is derived from and should be read in conjunction with our audited and unaudited financial statements, as applicable, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations of this prospectus.

Statements of Operations Data	Year Ended August 31, 2019	Year Ended August 31, 2018	Nine Months Ended May 31, 2020	Nine Months Ended May 31, 2019
Total Operating Expenses	$121,317	$134,376	$1,306,186	$109,283
Loss from Operations	$(121,317)	$(134,376)	$1,306,186	$109,283
Interest Expense, net	$11,335	$24,824	$4,524	$6,741
Loss on Extinguishment of Debt	$-	$42,629,753	$-	$-
Other Expense, net	$11,335	$42,788,953	$4,524	$6,741
Net Loss	$(132,652)	$(42,788,953)	$(1,310,710)	$(116,024)
Basic and Diluted Net Loss per Share	$(6.45)	$(3,875.40)	$(0.46)	$(0.11)

Balance Sheets Data	As of August 31, 2019	As of August 31, 2018	As of May 31, 2020
Cash	$93	$2,125	$17
Total Assets	$93	$2,265	$17
Total Liabilities	$125,878	$55,398	$43,704
Total Stockholders’ Equity Deficit	$(125,785)	$(53,133)	$(43,687)

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this offering memorandum, before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that case, the trading price of our common stock would likely decline and you might lose all or part of your investment in our common stock. The risks described below are not the only ones we face. Additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our business, financial conditions and results of operations.

Business Risk Factors

Risks Related to Financing and the Need for Capital

We are a pre-clinical stage pharmaceutical company with a limited operating history.

We are a pre-clinical stage pharmaceutical company with a limited operating history. The Company needs to complete design, development and additional pre-clinical studies of its product programs before submitting for authorization to initiate human clinical trials under an IND (Investigational New Drug) to eventually support a New Drug Application, or NDA, in order to commercialization can commence. The likelihood of success of our business plan must be considered in light of the problems, substantial expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early-stage businesses and the regulatory and competitive environment in which we operate. Pharmaceutical product development is a highly speculative undertaking, involves a substantial degree of risk and is a capital-intensive business.

Accordingly, potential investors should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development, especially clinical pharmaceutical companies such as ours. Investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, potential investors should consider that the Company cannot assure that it will be able to:

•	successfully implement or execute the current business plan, and we cannot assure that the business plan is sound;

•	successfully manufacture our clinical product and establish commercial drug supply;

•	obtain Drug Enforcement Administration, or DEA, licenses necessary for the manufacturing of several of the proposed products for evaluation in clinical trials;

•	successfully complete the clinical trials necessary to obtain regulatory approval for the commercial release of the Company’s products;

•	secure market exclusivity and/or adequate intellectual property protection for the proposed products;

•	attract and retain an experienced management and advisory team;

•	secure adoption of the Company products in the medical community and with third party payors and consumers;

•	launch commercial sales of the Company products, whether alone or in collaboration with other strategic partners and/or distributors; and

•	raise sufficient funds in the capital markets to effectuate our business plan.

If we cannot successfully execute any one of the foregoing, the business may not succeed and investor capital will be adversely affected.

We have incurred operating losses in each year since our inception and expect to continue to incur substantial losses for the foreseeable future. We may never become profitable or, if we achieve profitability, be able to sustain profitability.

Furthermore, the Company has incurred operating losses in the prior year(s) since our inception and expect to continue to incur substantial losses for the foreseeable future. We may never become profitable or, if we achieve profitability, be able to sustain profitability.

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We expect to incur substantial expenses without corresponding revenues unless and until we are able to obtain regulatory approval and successfully commercialize the proposed products.

We may never be able to obtain regulatory approval for one or more of the products in any indication in the United States or internationally. Even if our regulatory process is successful with one or more of our product candidates, there can be no assurance that we will generate significant revenues or ever achieve profitability.

The ongoing COVID-19 pandemic may adversely affect our business.

In December 2019, a strain of coronavirus was reported to have surfaced in Wuhan, China, and has spread globally, and on March 12, 2020, the WHO declared COVID-19 to be a pandemic. In an effort to contain and mitigate the spread of COVID-19, many countries, including the United States, have imposed unprecedented restrictions on travel, quarantines, and other public health safety measures. Such government-imposed precautionary measures may have been relaxed in certain countries or states, but there is no assurance that more strict measures will be put in place again due to a resurgence in COVID-19 cases. The rapidly evolving nature of the circumstances is such that it is impossible, at this stage, to determine the full and overall impact the COVID-19 pandemic may have, but it could disrupt production and cause delays in the supply and delivery of products used in our research and development efforts, adversely affect our employees, and disrupt our operations, all of which may have a material adverse effect on our business. In addition, the pandemic may have an adverse effect on the ability of regulatory bodies to grant approvals or supervise our candidates and products, may further divert the attention and efforts of the medical community to coping with the coronavirus and disrupt the marketplace in which we operate and may have a material adverse effects on our operations.

Moreover, the COVID-19 pandemic has created significant economic uncertainty and volatility in the credit and capital markets. Management plans to secure the necessary financing through the issue of new equity and/or the entering into of strategic partnership arrangements; however, there is no assurance that our management will be able to obtain such financing on reasonable terms or at all. A continuation or worsening of the levels of market disruption and volatility seen in the recent past could have an adverse effect on our ability to access capital and on the market price of our common stock, and we may not be able to successfully raise capital through the sale of our securities. If we are unsuccessful in commercializing our products or raising capital, we may need to reduce activities, curtail or cease operations.

In addition, a significant outbreak of COVID-19 or other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, resulting in an economic downturn that could impact our business, financial condition and results of operations.

Risks Related to Product Development, Regulatory Approval, Manufacturing and Commercialization

We will depend heavily on the success of our proposed products. If we are unable to generate revenues from our products, we will likely need to cease operations.

We will depend entirely on the success of our proposed products. If we are unable to generate revenues, our ability to create stockholder value will be limited.

Despite the attempt to develop a diversified series of product opportunities to mitigate the risks associated with any single development effort, we will be required to complete Phase 1 safety studies before evaluating efficacy in subsequent clinical studies. There is no guarantee that our clinical trials will be successful or that we will continue with clinical studies to support any approvals from the FDA for any indication. We acknowledges that most drug candidates never reach the clinical development stage and even those that do have only a small chance of successfully completing clinical development and gaining regulatory approval. Therefore, our business currently depends entirely on the successful development, regulatory approval and commercialization of the proposed products, which may never occur.

Our clinical trials may be unsuccessful, which would materially harm our business. Even if our ongoing clinical trials are successful, we will be required to conduct additional clinical trials to establish safety and long-term efficacy, before a New Drug Application, or NDA, can be filed with the FDA for marketing approval.

If we are not able to obtain any required regulatory approvals for our drug candidates, we will not be able to commercialize our product candidates and our ability to generate revenue will be limited.

Clinical testing is expensive, is difficult to design and implement, can take many years to complete and is uncertain as to outcome. Success in early phases of pre-clinical and clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent our ability to receive regulatory approval or product commercialization. The research, testing, manufacturing, labeling, packaging, storage, approval, sale, marketing, advertising and promotion, pricing, export, import and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, which regulations differ from country to country. We are not permitted to market these products as a prescription pharmaceutical product in the United States until we receive approval of an NDA from the FDA or comparable regulatory agencies for sales in foreign markets until we receive the requisite approval from such countries. In the United States, the FDA generally requires the completion of clinical trials of each drug to establish its safety and efficacy and extensive pharmaceutical development to ensure its quality before an NDA is approved. Regulatory authorities in other jurisdictions impose similar requirements. Of the large number of drugs in development, only a small percentage result in the submission of an NDA to the FDA and even fewer are eventually approved for commercialization. We have never submitted an NDA to the FDA or comparable applications to other regulatory authorities. If our development efforts for these product candidates, including regulatory approval, are not successful for its planned indications, or if adequate demand for these products is not generated, our business will be harmed.

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Receipt of necessary regulatory approval is subject to a number of risks, including the following:

•	the FDA or comparable foreign regulatory authorities or institutional review boards, or IRBs, may disagree with the design or implementation of the Company’s proposed clinical trials;

•	we may not be able to provide acceptable evidence of these products’ safety and efficacy;

•

the results of our clinical trials may not be satisfactory or may not meet the level of statistical or clinical significance required by the FDA, European Medicines Agency, or EMA, or other comparable foreign regulatory authorities for marketing approval;

•	the proposed dosing studies in a particular clinical trial may not be at an optimal level;

•	patients in clinical trials may suffer adverse effects for reasons that may or may not be related to the products;

•	the data collected from clinical trials may not be sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States or elsewhere;

•

the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Failure to obtain regulatory approval for the foregoing or any other reasons will prevent the Company from commercializing this product candidate as a prescription product, and our ability to generate revenue will be materially impaired. We cannot guarantee that regulators will agree with the assessment of the results of our clinical trials or that such trials will be considered by regulators to have shown safety or efficacy of our product candidates. The FDA, EMA and other regulators have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional clinical trials, or pre-clinical or other studies. In addition, varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of a product candidate.

We have only limited experience in filing the applications necessary to gain regulatory approvals and expect to rely on consultants and third party contract research organizations, or CROs, with expertise in this area to assist us in this process. Securing FDA approval requires the submission of pre-clinical, clinical and/or pharmacokinetic data, information about product manufacturing processes and inspection of facilities and supporting information to the FDA for each therapeutic indication to establish a product candidate’s safety and efficacy for each indication. One or more of the proposed product candidates may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use with respect to one or all intended indications.

The process of obtaining regulatory approvals is expensive, often takes many years, if approval is obtained at all, and can vary substantially based upon, among other things, the type, complexity and novelty of the product candidates involved, the jurisdiction in which regulatory approval is sought and the substantial discretion of the regulatory authorities. Changes in the regulatory approval policy during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for a submitted product application may cause delays in the approval or rejection of an application. Regulatory approval obtained in one jurisdiction does not necessarily mean that a product candidate will receive regulatory approval in all jurisdictions in which we may seek approval, but the failure to obtain approval in one jurisdiction may negatively impact our ability to seek approval in a different jurisdiction. Failure to obtain regulatory marketing approval for these proposed products in any indication will prevent us from commercializing the product candidate, and our ability to generate revenue will be materially impaired.

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Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. Failure can occur at any time during the clinical trial process. The results of pre-clinical studies and early clinical trials may not be predictive of the results of later-stage clinical trials. The Company cannot assure how the FDA will view the results or that any future trials of the proposed products will achieve positive results. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through pre-clinical studies and initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Any future clinical trial results may not be successful.

In addition, a number of factors could contribute to a lack of favorable safety and efficacy results for the products. For example, such trials could result in increased variability due to varying site characteristics, such as local standards of care, differences in evaluation period and surgical technique, and due to varying patient characteristics, including demographic factors and health status.

Even if we receive regulatory approval for our drug candidates, we still may not be able to successfully commercialize any of our products, and the revenue that we generate from sales, if any, may be limited.

Even if regulatory approvals are received, we still may not be able to successfully commercialize these products, and the revenue that we generate from sales, if any, may be limited. If approved for marketing, the commercial success will depend upon its acceptance by the medical community, including physicians, patients and health care payors. The degree of market acceptance will depend on a number of factors, including:

•	demonstration of clinical safety and efficacy;

•	relative convenience, pill burden and ease of administration;

•	the prevalence and severity of any adverse effects;

•	the willingness of physicians to prescribe the products and of the target patient population to try new alternative therapies;

•	safety, tolerability and efficacy compared to competing products;

•	the introduction of any new products that may in the future become available to treat indications for which the proposed products may be approved;

•	new procedures or methods of treatment that may reduce the incidences of any of the indications in which these products may show utility;

•	pricing and cost-effectiveness;

•	the effectiveness of our or any future collaborators’ sales and marketing strategies;

•	limitations or warnings contained in FDA-approved labeling;

•	our ability to obtain and maintain sufficient third-party coverage or reimbursement from government health care programs, including Medicare and Medicaid, private health insurers and other third-party payors; and

•	the willingness of patients to pay out-of-pocket in the absence of third-party coverage or reimbursement.

If one or more of the proposed products are approved, but does not achieve an adequate level of acceptance by physicians, health care payors and patients, we may not generate sufficient revenue and we may not be able to achieve or sustain profitability. Our efforts to educate the medical community and third-party payors on the benefits of the products may require significant resources and may never be successful.

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In addition, even if we obtain regulatory approvals, the timing or scope of any approvals may prohibit or reduce our ability to successfully commercialize these products. For example, if the approval process takes too long, the Company may miss market opportunities and give other companies the ability to develop competing products or establish market dominance. Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render one or more products not commercially viable. For example, regulatory authorities may approve a product for fewer or more limited indications than requested, may not approve the price we intend to charge, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that indication. Further, the FDA or comparable foreign regulatory authorities may place conditions on approvals, such as risk management plans and a Risk Evaluation and Mitigation Strategy, or REMS, to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without an approved REMS, if required. A REMS could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA may also require a REMS for an approved product when new safety information emerges. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of our products. Moreover, product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following the initial marketing of the product. Any of the foregoing scenarios could materially harm the commercial success of the proposed products

Even once marketing approval is obtained, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, these products could be subject to labeling and other restrictions and withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with the proposed products.

Even if we obtain marketing approval for our drug candidates, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our drug candidates could be subject to labeling and other restrictions and withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our drug candidates.

Even if we obtain United States regulatory approval of for a specific indication, the FDA may still impose significant restrictions on indicated uses or marketing or the conditions of approval, or impose ongoing requirements for potentially costly and time-consuming post-approval studies, including Phase 4 clinical trials, and post-market surveillance to monitor safety and efficacy. The proposed products will also be subject to ongoing regulatory requirements governing the manufacturing, labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, recordkeeping and reporting of adverse events and other post-market information. These requirements include registration with the FDA, continued compliance with current Good Clinical Practices regulations, or cGCPs, for any clinical trials that we conduct post-approval, continued compliance with the CSA and ongoing review by the DEA. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current Good Manufacturing Practices, or cGMP, requirements relating to quality control, quality assurance and corresponding maintenance of records and documents.

With respect to sales and marketing activities by us or any future partner, advertising and promotional materials must comply with FDA rules in addition to other applicable federal, state and local laws in the United States and similar legal requirements in other countries. In the United States, the distribution of product samples to physicians must comply with the requirements of the U.S. Prescription Drug Marketing Act. Application holders must obtain FDA approval for product and manufacturing changes, depending on the nature of the change. We may also be subject, directly or indirectly through our customers and partners, to various fraud and abuse laws, including, without limitation, the U.S. Anti-Kickback Statute, U.S. False Claims Act, and similar state laws, which impact, among other things, our proposed sales, marketing, and scientific/educational grant programs. If we participate in the U.S. Medicaid Drug Rebate Program, the Federal Supply Schedule of the U.S. Department of Veterans Affairs, or other government drug programs, we will be subject to complex laws and regulations regarding reporting and payment obligations. All of these activities are also potentially subject to U.S. federal and state consumer protection and unfair competition laws. Similar requirements exist in many of these areas in other countries.

In addition, if the product(s) are approved for an indication, our product labeling, advertising and promotion would be subject to regulatory requirements and continuing regulatory review. The FDA strictly regulates the promotional claims that may be made about prescription products. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling. If we receive marketing approval for a specific product, physicians may nevertheless legally prescribe our products to their patients in a manner that is inconsistent with the approved label. However, if we are found to have promoted such off-label uses, we may become subject to significant liability and government fines. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees of permanent injunctions under which specified promotional conduct is changed or curtailed.

If we or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency or problems with the facility where the product is manufactured, or if we or our manufacturers fail to comply with applicable regulatory requirements, we may be subject to the following administrative or judicial sanctions:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	issuance of warning letters or untitled letters;

•	injunctions or the imposition of civil or criminal penalties or monetary fines;

•	suspension of any ongoing clinical trials;

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•	refusal to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product license approvals;

•	suspension of, or imposition of restrictions on, operations, including costly new manufacturing requirements; or

•	product seizure or detention or refusal to permit the import or export of product.

The occurrence of any event or penalty described above may inhibit our ability to commercialize these products and generate revenue. Adverse regulatory action, whether pre- or post-approval, can also potentially lead to product liability claims and increase our product liability exposure.

We currently have no sales and marketing organization. If we are unable to secure a sales and marketing partner or establish satisfactory sales and marketing capabilities, we may not successfully commercialize our drug candidates.

We currently have no sales and marketing organization. If we are unable to secure a sales and marketing partner or establish satisfactory sales and marketing capabilities, we may not successfully commercialize the proposed products.

The Company may not be able to enter into collaboration agreements on terms acceptable to us or at all. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties. If we elect to establish a sales and marketing infrastructure we may not realize a positive return on this investment. In addition, we will have to compete with established and well-funded pharmaceutical and biotechnology companies to recruit, hire, train and retain sales and marketing personnel. Factors that may inhibit our efforts to commercialize the products without strategic partners or licensees include:

•	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

•	the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe the products;

•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

The Company faces competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have competitors in a number of jurisdictions, many of which have substantially greater name recognition, commercial infrastructures and financial, technical and personnel resources than we have. Established competitors may invest heavily to quickly discover and develop novel compounds that could make these product candidates obsolete or uneconomical. Any new product that competes with an approved product may need to demonstrate compelling advantages in efficacy, cost, convenience, tolerability and safety to be commercially successful. Other competitive factors, including generic competition, could force us to lower prices or could result in reduced sales. In addition, new products developed by others could emerge as competitors. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

We may be involved in legal proceedings that may result in adverse outcomes.

We may be involved in claims, suits, government investigations, and proceedings arising in the ordinary course of our business, including actions with respect to intellectual property claims, privacy, data protection or law enforcement matters, tax matters, labor and employment claims, commercial claims, as well as stockholder derivative actions, class action lawsuits, and other matters. Such claims, suits, government investigations, and proceedings are inherently uncertain and their results cannot be predicted with certainty. Regardless of their outcomes, such legal proceedings can have an adverse impact on us because of legal costs, diversion of management and other personnel, and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in liability, penalties, or sanctions, as well as judgments, consent decrees, or orders preventing us from offering certain features, functionalities, products, or services, or requiring a change in our business practices, products or technologies, which could in the future materially and adversely affect our business, operating results, and financial condition.

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Financial and Other Risk Factors

Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions pertaining to low priced stocks that will create a lack of liquidity and make trading difficult or impossible.

The trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the “OTC”. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the SEC. The term “penny stock” is defined in Exchange Act Rule 3a51-1 as, among other things, as having a price of less than $5.00 per share as set forth in Exchange Act Rule 3a51-(1)(d). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market.

The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will in all likelihood find it difficult to sell their securities.

The interests of our principal stockholders, who collectively hold 81% of our stock, may not coincide with yours and such controlling stockholder may make decisions with which you may disagree.

As of September 14, 2020, our principal stockholders, Applied Biosciences Corp. and Green Sky Labs, beneficially own 81% of our common stock. As a result, our principal stockholders control substantially all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of our company and make some future transactions more difficult or impossible without the support of our controlling stockholders. The interests of our controlling stockholders may not coincide with our interests or the interests of other stockholders.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market (as a result of Sarbanes-Oxley), require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

If securities or industry analysts do not publish research about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our common stock, to some extent, may at some point depend on the research and reports that securities or industry analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts elect to cover us downgrade our shares or lower their opinion of our shares, our share price would likely decline. If one or more of these analysts elect to cover us and subsequently cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

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Future sales or potential sales of our common stock in the public market could cause our share price to decline.

If the existing holders of our common stock particularly our directors and officers, sell a large number of shares, they could adversely affect the market price for our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline.

If we are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected.

If we are unable to maintain adequate internal controls for financial reporting in the future, investor confidence in the accuracy of our financial reports may be impacted or the market price of our common stock could be negatively impacted.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Prospective investors need to conduct an independent investment analysis and due diligence review.

No independent legal, accounting or business advisors have been appointed to represent the interests of prospective investors in the Company. Neither the Company nor any of its officers, directors, employees or agents makes any representation or expresses any opinion with respect to the merits of an investment in the shares of the Company, including, without limitation, the proposed value of the Company or the shares. Each prospective investor is therefore encouraged to engage independent accountants, appraisers, attorneys and other advisors to (i) conduct such due diligence review as such prospective investor may deem necessary and advisable, and (ii) provide such opinions with respect to the merits of an investment in the Company and applicable risk factors as such prospective investor may deem necessary and advisable. The Company will cooperate fully with any prospective investor who desires to conduct such an independent analysis, so long as the Company determines, in its sole discretion, that such cooperation is not unduly burdensome.

Prospective investors need to review individual tax consequences of an investment in the Company.

An investment in the Company will have certain tax consequences that will be unique to each investor, depending upon his/her/its personal tax situation, his/her/its nationality and/or place of domicile, and other unique personal circumstances. The Company cannot and does not make any representations or assurances as to individual tax consequences. Investors are encouraged to consult with their own tax advisors in connection with any investment decision with respect to the shares.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements reflecting our current expectations that involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements related to industry prospects, our future economic performance including anticipated revenues and expenditures, results of operations or financial position, and other financial items, our business plans and objectives, including our growth strategies and intended product releases, and may include certain assumptions that underlie the forward-looking statements. Forward-looking statements often include words such as “outlook,” “projected,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties and assumptions, including those described in “Risk Factors” beginning on page 3 of this prospectus. Moreover, we operate in a very competitive and rapidly changing environment and industry. New risks may also emerge from time to time. It is not possible for our management to predict all of the risks related to our business and operations, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated, predicted or implied in the forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur, and reported results should not be considered as an indication of future performance. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Except as required by law, we undertake no obligation to update any forward-looking statements for any reason to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Since July 31, 2019, our shares of common stock have been quoted on the OTC Pink tier of the OTC Markets Group, Inc. (“OTC Markets”) under the stock symbol “AGTX”. From August 4, 2015, until July 30, 2019, our shares of common stock have been quoted on the OTC Pink tier of the OTC Markets under the stock symbol “FWDR”. The following table shows the reported high and low closing bid prices per share for our common stock based on information provided by the OTC Markets Group, Inc. The over-the-counter market quotations set forth for our common stock reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Common Stock Bid Price (1)
Financial Quarter Ended	High ($)	Low ($)

August 31, 2020	5.00	1.80
May 31, 2020	2.40	1.01
February 28, 2020	24.00	2.40
November 30, 2019	24.00	2.40
August 31, 2019	24.00	24.00
May 31, 2019	10.50	10.50
February 28, 2019	10.50	10.50
November 30, 2018	31.25	11.50

________

(1) All prices reflect a 1-for-1,000 reverse split of its issued and outstanding common stock effective July 3, 2019 and a 100-for-1 forward split of its issued and outstanding shares of common stock effective February 25, 2020.

HOLDERS

On July 3, 2019, the Company effected a 1-for-1,000 reverse split of its issued and outstanding common stock and, on February 25, 2020, the Company effected a 100-for-1 forward split of its issued and outstanding common stock. As of September 14, 2020 the Company had 34,489,605 shares of common stock issued and outstanding held by approximately 66 holders of record.

DIVIDENDS

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

TRANSFER AGENT

Our transfer agent is West Coast Stock Transfer, Inc. (“West Coast Stock Transfer”), whose address 721 N. Vulcan Ave, Encinitas, California 92024. West Coast Stock Transfer’s telephone number is (619) 664-4780.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and the related notes thereto that are included in this prospectus. In addition to historical information, the following discussion and analysis includes forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.” See “Special Note Regarding Forward-Looking Statements.”

Overview

The Company was incorporated in the State of Nevada on April 18, 2013 and established a fiscal year end of August 31. We are a development stage corporation and have not yet generated or realized meaningful revenues from our business.

Until recently, our business plan focused on the design, engineering and manufacturing of composite products, specifically the supply products to the oil and gas industry. However, on May 28, 2020, we entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with GSL Healthcare, Inc., a Nevada corporation (“GSL Healthcare”), and the holders of common stock of GSL Healthcare, which consisted of two stockholders. The closing date occurred on June 1, 2020.

Under the terms and conditions of the Share Exchange Agreement, the Company offered and sold 27,932,271 shares of common stock of the Company in consideration for all of the issued and outstanding shares of common stock of GSL Healthcare. The effect of the issuance is that former two GSL Healthcare shareholders now hold approximately 88.0% of the issued shares of common stock of the Company, and GSL Healthcare is now a wholly-owned subsidiary of the Company. GSL Healthcare has a general plan to be a health and wellness business. Until such time as the Company can formulate GSL Healthcare’s general business plan, the Company is not changing its current business.

As a result of the Share Exchange Agreement, we plan to focus our business plan on the development and commercialization of novel therapeutics to treat metabolic diseases, peripheral neuropathy, progressive lung disease and ischemic reperfusion injury. Our principal business objective is to develop both science-driven synthetic and natural cannabinoid therapeutics that address unmet medical needs and continue to drive innovations in the endocannabinoid space.

Specifically, we have identified a targeted collection of wellness and pharmaceutical product opportunities, the majority of which will be designed to offer a more sophisticated and intelligent product offering in the multibillion dollar global biopharmaceutical industry.

•

The first category shall consist of a series of health and wellness products that incorporate a proprietary and proven nano-technology similar to liposomal delivery systems, known as a cellular biocomplex, for the health & wellness markets. Further advancements of these biocomplexes will be used in the development and production of pharma-grade products for more specific clinical (non-prescription and prescription) applications, such as arthritic joint pain, acne vulgaris and onychomycosis.

•

A second category of developments will focus on pharmaceutical applications that target the human endocannabinoid system for treatments ranging from epilepsy, Type 2 diabetes, and acute kidney Injury. These identified programs are already under development, ranging from design and discovery to pre-clinical and biological testing with leading universities and research institutions.

Going Concern

To date the Company has little operations or revenues and consequently has incurred recurring losses from operations. No revenues are anticipated until we implement our initial business plan as described herein. The ability of the Company to continue as a going concern is dependent on raising capital to fund our business plan and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

The Company plans to raise additional funds through debt or equity offerings. There is no guarantee that the Company will be able to raise any capital through this or any other offerings.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the policies below as critical to our business operations and to the understanding of our financial results:

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Basis of Presentation

The Company’s financial statements and related notes for three and nine months ended May 31, 2020 and May 31, 2019 have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and with the rules and regulations of the SEC and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Unaudited interim results are not necessarily indicative of the results for the full fiscal year.

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

Results of Operations

Three- and Nine-Month Periods Ended May 31, 2020 and May 31, 2019

We recorded no revenues for the three and nine months ended May 31, 2020 and May 31, 2019.

For the three months ending May 31, 2020, we incurred total operating expenses of $1,289,355, consisting of non-cash stock based compensation of $1,275,000 and professional fees of $12,858, and general and administrative expenses of $1,497. By comparison, for the three months ending May 31, 2019, we incurred total operating expenses of $30,446, consisting of professional fees of $8,441, salaries and wages to officers of the Company of $20,000, and general and administrative expenses of $2,005. The increase in expenses from May 31, 2019 to May 31, 2020, was due primarily to non-cash stock based compensation of $1,275,000.

For the nine months ending May 31, 2020, we incurred total operating expenses of $1,306,186, consisting of non-cash stock based compensation of $1,275,000 and professional fees of $29,609, and general and administrative expenses of $1,577. By comparison, for the nine months ending May 31, 2019, we incurred total operating expenses of $109,283, consisting of professional fees of $44,943, salaries and wages to officers of the Company of $60,000, and general and administrative expenses of $4,340. The increase in expenses from May 31, 2019 to May 31, 2020, was due primarily to non-cash stock based compensation of $1,275,000.

For the three months ended May 31, 2020, we had a net loss of $1,289,355, while for the three months ended May 31, 2019, we had a net loss of $31,927. For the nine months ended May 31, 2020, we had a net loss of $1,310,710 while for the nine months ended May 31, 2019, we had a net loss of $116,024.

Liquidity and Capital Resources

At May 31, 2020, we had a cash balance of $17, and our working capital deficit was $43,687. We do not have sufficient cash on hand to complete our plan of operation for the next 12 months. We will need to raise funds to complete our plan of operation and fund our ongoing operational expenses for the next 12 months. Additional funding will likely come from equity financing from the sale of our common stock. If we are successful in completing an equity financing, existing shareholders will experience dilution of their interest in our Company. We do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our development activities and ongoing operational expenses. In the absence of such financing, our business will likely fail. There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our development to complete our plan of operation and our business will fail.

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Results of Operations

Year Ended Periods Ended August 31, 2019 and August 31, 2018

For the year ended August 31, 2019, we generated revenues of $0. For the year ended August 31, 2018, we generated revenues of $0.

For the year ended August 31, 2019, we incurred operating expenses of $121,317, consisting of professional fees of $57,322, salary and wages of $60,000, and general and administrative expenses of $3,995. By way of comparison, for the year ended August 31, 2018, we incurred operating expenses of $134,376, consisting of professional fees of $45,593, salary and wages of $80,000, and general and administrative expenses of $8,783.

We incurred net losses of $132,652 and $42,788,953 for the years ended August 31, 2019 and 2018, respectively. The following table provides selected financial data about our company at August 31, 2019 and 2018.

Balance Sheet Data	August 31, 2019	August 31, 2018
Cash and Cash Equivalents	$93	$2,125
Total Assets	$93	$2,265
Total Liabilities	$125,878	$55,398
Shareholders’ Deficit	$(125,785)	$(53,133)

Liquidity and Capital Resources

At August 31, 2019, we had a cash balance of $93, total current liabilities of approximately $40,878. Total expenditures over the next 12 months are expected to be approximately $350,000, in order to complete our 12-month plan of operation, more fully described in the paragraph below. If we experience a shortage of funds prior to generating revenues from operations we may utilize funds from our director, who has informally agreed to advance funds to allow us to pay for operating costs, however they have no formal commitment, arrangement or legal obligation to advance or loan funds to us. Management believes our current cash balance will not be sufficient to fund our operations for the next twelve months.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

BUSINESS

History

The Company was incorporated in the State of Nevada on April 18, 2013 and established a fiscal year end of August 31.Effective June 17, 2019, we changed our name from FairWind Energy, Inc. to better reflect the new focus of our business. We are a development stage corporation and have not yet generated or realized meaningful revenues from our business.

Until recently, our business plan focused on the design, engineering and manufacturing of composite products, specifically the supply products to the oil and gas industry. However, on May 28, 2020, entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with GSL Healthcare, Inc., a Nevada corporation (“GSL Healthcare”), and the holders of common stock of GSL Healthcare, which consisted of two stockholders. The closing date occurred on June 1, 2020.

Under the terms and conditions of the Share Exchange Agreement, the Company offered and sold 27,932,271 shares of common stock of the Company in consideration for all of the issued and outstanding shares of common stock of GSL Healthcare. The effect of the issuance is that former two GSL Healthcare shareholders now hold approximately 88.0% of the issued shares of common stock of the Company, and GSL Healthcare is now a wholly-owned subsidiary of the Company. GSL Healthcare has a general plan to be a health and wellness business.

Overview

As a result of the Share Exchange Agreement, we plan to focus our business plan on the development and commercialization of novel therapeutics to treat metabolic diseases, peripheral neuropathy, progressive lung disease and ischemic reperfusion injury. Our principal business objective is to develop both science-driven synthetic and natural cannabinoid therapeutics that address unmet medical needs and continue to drive innovations in the endocannabinoid space.

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Specifically, we have identified a targeted collection of wellness and pharmaceutical product opportunities, the majority of which will be designed to offer a more sophisticated and intelligent product offering in the multibillion dollar global biopharmaceutical industry.

•

The first category shall consist of a series of health and wellness products that incorporate a proprietary and proven nano-technology similar to liposomal delivery systems, known as a cellular biocomplex, for the health & wellness markets. Further advancements of these biocomplexes will be used in the development and production of pharma-grade products for more specific clinical (non-prescription and prescription) applications, such as arthritic joint pain, acne vulgaris and onychomycosis.

•

A second category of developments will focus on pharmaceutical applications that target the human endocannabinoid system for treatments ranging from epilepsy, Type 2 diabetes, and acute kidney Injury. These identified programs are already under development, ranging from design and discovery to pre-clinical and biological testing with leading universities and research institutions.

Additionally, as a result of a Mater Development, License and Supply Agreement dated March 26, 2020, we have an exclusive partnership agreement with BIONOVA Labs, Inc., located in Long Island City, NY, surrounding the co-development and commercialization of a proprietary nanotechnology based on BIONOVA’s NuCell Technology.This technology was first developed by Dr. Michael Danielov (CEO and Founder) at the Institute of Experimental Morphology Academy of Science located in Georgia, Tbilisi of the USSR. This award-winning development was identified as a new scientific “Concept of Biological Information Transfer” which reshaped conventional approaches in medicine. With government funding, he recruited top scientists, engineers, mathematicians, physiologists, and biochemists to develop a new science and methodology surrounding the nano-structuring of bioactive substances. Dr. Danielov published a series of articles related to this proprietary Scientific Concept of “Biological Information Transfer” and to Life Science Nanotechnology in “Critical Care & Catastrope Medicine” magazines which can be found at http://www.cccm.ge/index_en.htm.

The bioactive ingredients, called NANO-COMPLEXES™, are delivered in ‘Nano’ quantities to be effectively utilized by the body; (http://www.bionovalab.com/bionova/Customer/bionovaAndNanotechnology.ms).Based on fundamental scientific research Dr. Danielov and his team of scientists developed several proprietary nanotechnologies for Life Science Industries, which currently are in use as a technological platform for creating multiple products oriented toward enhancement of self-healing processes. This technological platform is based on the development of Bioactive Complexes Modeling, which gives the ability to manipulate not only with Nano (10-9), but also with Pico (10-12) quantities of active substances, targeting the problem-specific biochemical pathway.

The ingredients in BIONOVA’s products are called NANO-COMPLEXES™ and include replicas of bioactive ingredients either existing in the human body or known to biologically react with natural receptors in the body that are vital for reestablishing or regulating cellular communication. These NANOCOMPLEXES ™ are easily recognized, absorbed and metabolized. Each BIONOVA product is composed of 150 to 300 ingredients that are specially selected for each individual’s personalized profile. The NANO-COMPLEXES™ are delivered into the targeted place with proprietary NuCell Direct™ Delivery System, a trademarked imitation of a human cell membrane, and based on molecular structure and densities, can be designed for a timed-controlled-release.

BIONOVA approach differs from the industrial nanotechnology, as well as from nanotechnological approach in health care industry, which is focusing today its attention only to the particle sizes of matter. BIONOVA products do not contain any engineered nanomaterials but include a combination of many ingredients (most ordinarily produced by the human body).These ingredients are presented in “nano and pico-amounts” (physiological amounts) - at a level that is most efficient for metabolic uptake in the tissue(s). This is the distinctive technology that is utilized only by BIONOVA.

This partnership with BIONOVA’s includes the development of novel Cannabinoid-Biocomplexes that shall include customized formulations for targeted delivery of bio-pharmacological elements for a variety of clinical indications identified in our business plan.

Biopharma Industry

The global demand for biopharmaceuticals is driven by a number of factors like increase in the elderly population, an increase in the prevalence of chronic diseases like cancer and diabetes, and an increase in the global acceptance of biopharmaceuticals. In addition, an increase in strategic partnerships between biopharmaceutical companies is also expected to complement the growth of the biopharmaceuticals industry. Furthermore, clearance for newer biopharmaceutical products and continuous R&D is also expected to improve this market positively. However, the high costs of these medications are one of the main constraints on this industry and, in order to make them economically viable, the cost needs to be reduced greatly.

The global market for the biopharma is segmented into product, therapeutic area, application, and region. Based on product, the market is for biopharma is segmented into recombinant growth factors, monoclonal antibodies, recombinant proteins, vaccines, purified proteins, recombinant hormones, and other product types. The monoclonal antibodies market is further divided into anti-inflammatory monoclonal antibodies, anti-cancer monoclonal antibodies, and other monoclonal antibodies. The purified proteins market is further bifurcated into P38 protein, leukemia inhibitory factor, P53 protein, and other purified proteins. The recombinant proteins market is further divided into serum albumin, defensin, amyloid protein, and transferrin. Vaccines are further divided into conventional vaccines, recombinant vaccines, and recombinant enzymes. The recombinant growth factors are further divided into granulocyte colony stimulating factors, and erythropoietin. The recombinant hormones market is further divided into recombinant human growth hormones, recombinant insulin, and other recombinant hormones. The market for monoclonal antibodies held almost 28% share of the market in 2019. Monoclonal antibodies are used in cancer treatment areas. Their usage is becoming increasingly widespread in developed countries like the U.S. and the U.K. Contrary, the recombinant proteins segment is expected to show rapid growth over the forecast period.

Segmentation Analysis

Based on therapeutic application, the market is categorized into oncology, inflammatory and infectious diseases, neurological diseases, infectious diseases, cardiovascular diseases, metabolic disorders, hormonal disorders, and other diseases. The oncology segment held almost 25% share of the market in 2019. According to the International Agency for Cancer Research (IARC), there were almost 18 million new cases of cancer and 10 million deaths in 2018. In fact, the United Nations Program on HIV and AIDS (UNAIDS) estimated that 37 million people were living with HIV in 2017. Such disquieting statistics has raised an urgent need to change the situation by innovating new and successful medicines that can cure such deadly diseases consequently raising the number of deaths. Apparently, biopharmaceutical drugs are considered to be effective in curing these chronic diseases rather than merely treating the same symptoms.

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Regional Analysis

Regionally, the market is divided into Asia Pacific, Europe, Latin America, North America, and Middle East & Africa. North America held almost 37% in 2019 due to the presence of sophisticated healthcare facilities, increasing geriatric population base, and increased healthcare expenditure in the country. Asia Pacific is likely to grow at high CAGR in the forecast period. Increased investment in R&D, increased acceptance and availability of biopharmaceuticals for disease treatment and increased understanding of disease diagnosis are some of the factors of market growth in this region. Moreover, this area offers tremendous prospects for venture capitalists and investors as developed markets are largely saturated.

Competition

The biopharma industry is characterized by fierce competition, is growing rapidly, evolving constantly, and the possibility for innovative companies to succeed within it is significant. The biopharma industry is, in all respects, global and Agentix will have competitors around the world, including but not limited to the following: Novo Nordisk A/S (Denmark), Johnson & Johnson (U.S.), Pfizer, Inc., (U.S.), Hoffmann-La Roche (Switzerland), Eli Lilly and Company, Ltd. (U.K.), Biogen, Inc. (U.S.), Merck & Co., Inc. (U.S.), Sanofi (France), Bristol Myers Squibb Company (U.S.), and Bayer AG (Germany) among others.

Intellectual Property

We will rely on a combination of trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, which are primarily our brand names, product designs and marks. We do not own any patents, although we may apply for some in the future based on the success of our business plan.

Government Regulation

The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include the US FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls or withdrawals from the market, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

Any product development activities related to Agentix or products that we may develop or acquire in the future will be subject to extensive regulation by various government authorities, including the FDA, other federal, state and local agencies and comparable regulatory authorities in other countries, which regulate the design, research, clinical and non-clinical development, testing, manufacturing, storage, distribution, import, export, labeling, advertising and marketing of pharmaceutical products and devices. Generally, before a new drug can be sold, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific to each regulatory authority, submitted for review and approved by the regulatory authority. The data are often generated in two distinct development states: pre-clinical and clinical.

The products that Agentix may develop or acquire in the future must be approved by the FDA before they may be legally marketed in the United States. For new chemical entities, the pre-clinical development stage generally involves synthesizing the active component, developing the formulation and determining the manufacturing process, as well as carrying out non-human toxicology, pharmacology and drug metabolism studies that support subsequent clinical testing. These pre-clinical laboratory and animal tests are often performed under the FDA’s Good Laboratory Practices regulations. A drug’s sponsor must submit the result of the pre-clinical tests, together with manufacturing information, analytical data and any available clinical data or literature and a proposed clinical protocol to the FDA as part of an IND application, which is a request for authorization from the FDA to administer an investigational drug or biological product to humans. Similar filings are required in other countries.

Post-Marketing Requirements

Following approval of a new product, a pharmaceutical company and the approved product are subject to continuing regulation by the FDA and other federal and state regulatory authorities, including, among other things, monitoring and recordkeeping activities, reporting to applicable regulatory authorities of adverse experiences with the product, providing the regulatory authorities with updated safety and efficacy information, product sampling and distribution requirements, and complying with promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting drugs for uses or in patient populations not described in the drug’s approved labeling (known as “off-label use”), and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses. Modifications or enhancements to the products or labeling or changes of site of manufacture are often subject to the approval of the FDA and other regulators, which may or may not be received or may result in a lengthy review process. The FDA regulations require the products be manufactured in specific approved facilities and in accordance with current good manufacturing practices, and NDA holders must list their products and register their manufacturing establishments with the FDA. These regulations also impose certain organizational, procedural and documentation requirements with respect to manufacturing and quality assurance activities. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with current good manufacturing practice and other laws. NDA holders using contract manufacturers, laboratories or packagers are responsible for the selection and monitoring of qualified firms. These firms are subject to inspections by the FDA at any time, and the discovery of violative conditions could result in enforcement actions that interrupt the operation of any such facilities or the ability to distribute products manufactured, processed or tested by them.

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Other Regulatory Matters

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in addition to the FDA, including, in the United States, the Centers for Medicare & Medicaid Services, or CMS, other divisions of the Department of Health and Human Services, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency, and state and local governments. These regulations include:

•

the federal healthcare program anti-kickback law which prohibits, among other things, persons from soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual, for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

•

federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other government reimbursement programs that are false or fraudulent. The government may assert that a claim including items or services resulting from a violation of the federal healthcare program anti-kickback law or related to off-label promotion constitutes a false or fraudulent claim for purposes of the federal false claims laws;

•

the Federal Physician Payments Sunshine Act within the ACA, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members; and

•

the Health Insurance Portability and Accountability Act, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates”—independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions.

•	applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act;

•	The Lanham Act and federal antitrust laws;

•

state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, which may apply to items or services reimbursed by any third party payer, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by federal laws, thus complicating compliance efforts.

Distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, traceability, and storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The handling of any controlled substances must comply with the U.S. Controlled Substances Act and the Controlled Substances Import and Export Act. In the U.S., many of our product candidates are currently classified as Schedule I controlled substance as defined in the Controlled Substance Act (“CSA”). This designation is based on many of AGENTIX’s chemical structures and pharmacology.

Schedule I controlled substances are pharmaceutical products subject to specific regulations under the CSA, that establishes, among other things, certain registration, manufacturing quotas, security, recordkeeping, reporting, import, export and other requirements administered by the DEA. All parties responsible for the manufacturing, distribution and testing the drug in clinical studies must apply for and obtain a license from the DEA before they are permitted to perform these activities with AGENTIX. Furthermore, these parties must have the security, control, recordkeeping, reporting and inventory mechanisms required by the DEA to prevent drug loss and diversion. All licensed facilities are required to renew their registrations annually if they intend to continue to work with our drug. The DEA conducts periodic inspections of certain registered establishments that handle controlled substances. We are planning to work with our manufacturers, distributors, exporters and clinical sites to obtain the necessary licenses.

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Individual states have also established controlled substance laws and regulations. Though state-controlled substances laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule drugs, as well. While some states automatically schedule a drug based on federal action, other states schedule drugs through rulemaking or a legislative action. The requirement for state registrations could also result in delay of the manufacturing, distribution of AGENTIX products or in the completion of the planned clinical studies. We and our manufacturing vendors and clinical sites must also obtain separate state registrations, permits or licenses in order to be able to obtain, handle, and distribute controlled substances for clinical trials or commercial sale, and failure to meet applicable regulatory requirements could lead to enforcement and sanctions by the states in addition to those from the DEA or otherwise arising under federal law.

Employees

As of September 14, 2020, we had no full-time or part-time employees but do have a total of three individuals devoting substantially full-time services to the Company under consultancy arrangement, including our Chief Executive Officer, Rudy Mazzocchi.

Properties

We currently do not rent any real property or offices. Our current business address is 32932 Pacific Coast Highway, #14-254, Dana Point, California 92629.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as noted below, we are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating result.

There are no material proceedings in which any of our directors, officers or affiliates or any registered or beneficial shareholder of more than 5% of our common stock is an adverse party or has a material interest adverse to our interest.

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EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information regarding our executive officers and the members of our board of directors.

Name	Age	Position with the Company
Rudy Mazzocchi	61	Chief Executive Officer, Director
Michael Winterhalter	59	Principal Accounting and Financial Officer, Secretary and Treasurer
Rehan Huda	50	Director
Scott Stevens	44	Director

Directors are elected by our stockholders and hold office until their successors are elected and qualified or until their earlier resignation or removal. Officers are appointed by our board of directors and serve at the discretion of the board of directors.

Biographical Information

Rudy Mazzocchi

Mr. Mazzocchi, age 61, has served as our Chief Executive Officer and director of the Company since July 2, 2020. Mr. Mazzocchi most recently served as Executive Chairman of Establishment Labs (Nasdaq: ESTA), a leading manufacturer of implantable medical devices in San Jose, Costa Rica, a position he held from 2014 until 2017. Mr. Mazzocchi was also a Co-Founder and served as Chief Executive Officer of BioMedX Group from 2017 until 2020, and is a Co-Founder, Chairman of OptiSTENT and was previously Chief Executive Officer of ELENZA, Inc., a company developing the world’s first electronic “AutoFocal” Intraocular Lens, a position he held from 2010 until 2018. From 2008 to 2010, he was Interim-President and Chief Executive Officer of NovaVision, Inc., a neuro-ophthalmology device company specializing in noninvasive photic-neurostimulation to restore vision. He has been the Acting-Chief Executive Officer of Berkshire Biomedical, a position he has held since 2019, and Chairman of My Next Health, a position he has held since 2020. From 2005 to 2008, Mr. Mazzocchi served as Managing Director of Accuitive Medical Ventures, a venture capital fund established to finance and develop early and expansion stage medical device and technology companies. He also served as President and Chief Executive Officer of Image-Guided NEUROLOGICS from 1998 to 2005. Prior to that, Mr. Mazzocchi was the cofounder and Director of Vascular Science and founding Chief Executive Officer of MICROVENA Corporation, eventually known as eV3, and served in numerous management and operations roles at Cook Critical Care, an operating division of COOK, Inc. He also previously served as Founding Chairman of Cytogenesis in 2000 to 2003, as well as Independent Director of Greatbatch, Inc. from 2012 to 2014. Mr. Mazzocchi received his B.S. in Life Sciences / Biochemistry from the University of Pittsburgh and completed graduate studies in Biophysics at the University of California, Los Angeles. Mazzocchi brings more than 30 years of experience in the med-tech/biotech industry in operations and general management roles and has extensive background and experience in the medical device industry. Mr. Mazzocchi’s experience in life sciences and the medical device industry led to our conclusion that he should also be serving as a member of our Board of Directors in light of our business and structure.

Michael Winterhalter

Mr. Winterhalter, age 59, has served as our Principal Accounting and Financial Officer, Secretary and Treasurer since May 8, 2020.Mr. Winterhalter has over 25 years’ experience in the composites industry with notable tenures that include President of AmpStar, LLC (Harbor City, California), from November 2008 until July 2014. From June 2001 until January 2004, Mr. Winterhalter was employed at W. Brandt Goldsworthy & Associates in Los Angeles, where became Vice President of Business Development in January 2002. Since August 2008, he has been a member of Winter Composites, LLC. Mr. Winterhalter graduated from the University of California, Santa Barbara and also served as a Congressional Intern in the US House of Representatives. Mr. Winterhalter’s prior experience with the Company, his entrepreneurial desire evidenced by his ideas which led to the establishment of our business, and his experience in the composites industry, led to our conclusion that Mr. Winterhalter should be serving as a member of our Board of Directors in light of our business and structure.

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Rehan Huda

Rehan Huda, age 50, has served as a director of the Company since July 2, 2020. Since January 2016, Mr. Huda has served as Chief Executive Officer of Green Sky Labs Inc, a Canada-based technology incubation company focused on the proprietary processing technologies (e.g. extraction, isolation and purification) and the healthcare industries. Mr. Huda has held various positions within the federal government of Canada, including Senior Economist for the Department of Finance and Senior Analyst for the Natural Resources and Industry Departments. He is a recipient of the Canadian government’s Public Service Award of Excellence for his financial and economic analysis related to the awarding of operating licenses to wireless telecommunication service providers.

Mr. Huda has over 20 years of experience in investment banking, entrepreneurship, and corporate finance. He obtained a Bachelor of Arts and Masters of Arts (Economics and Psychology) from the University of Manitoba, which he attended from 1987 to 1994. Mr. Huda’s experience in finance and economics led to our conclusion that Mr. Huda should be serving as a member of our board of directors in light of our business and structure.

Scott Stevens

Scott Stevens, age 44, has served as a director of the Company since July 2, 2020, and he was previously our President and a member of the board of directors from June 10, 2019 to May 8, 2020. Since 2014, Mr. Stevens has been a Partner at Grays Peak Capital, a global investment firm located in New York. Mr. Stevens has over twenty years of global investment experience in finance, technology, consulting and M&A. Prior to Grays Peak, Mr. Stevens was a Portfolio Manager for sixteen years in public and private market investing. Before joining the buy-side, Mr. Stevens was an Analyst at Merrill Lynch & Co. in the Mergers & Acquisitions Group where he completed over $20 billion of transactions in various sectors including aerospace/defense, media, healthcare, and energy. Mr. Stevens graduated from the University of Michigan (BA Economics) in 1998. Mr. Stevens’ experience in finance and M&A led to our conclusion that Mr. Stevens should be serving as a member of our board of directors in light of our business and structure.

Family Relationships

There are no family relationships among any of our officers or executive officers.

Independent Directors

We currently do not have any independent directors within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules and the rules and regulations promulgated by the Securities and Exchange Commission.

Committees of the Board of Directors

We do not have an audit or compensation committee comprised of independent directors, therefor the functions that would have been performed by such committees are performed by our directors. The Board of Directors has not established an audit committee and does not have an audit committee financial expert, nor has the Board of Directors established a nominating committee. The Board is of the opinion that such committees are not necessary since the Company is an early development stage company and has only two directors, and to date, such directors have been performing the functions of such committees. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

Code of Ethics

We currently have not adopted a code of business conduct and ethics that applies to our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our officers for all services rendered in all capacities to us as of the August 31 fiscal years ended as indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

Rudy Mazzocchi (1)	2020	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2019	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Scott Stevens (2)	2020	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2019	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Michael Winterhalter (3)	2020	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2019	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

________

(1)	Appointed Chief Executive Officer and a director of the Company on July 2, 2020.
(2)	Appointed President and director on June 10, 2019 and resigned as President and director on May 8, 2020 but was reappointed as a director on July 2, 2020.
(3)

Appointed President and Chief Executive Officer, Treasurer and Chairman of the Board of Directors, on April 18, 2013. Appointed Secretary on April 18, 2013 and resigned as Secretary on June 2, 2013. Appointed Secretary on November 14, 2018. Resigned as President and Chief Executive Officer, Treasurer, Secretary and Chairman of the Board of Directors on July 10, 2019.Appointed President, Principal Accounting and Financial Officer, Secretary and Treasurer and a director of the Company on May 8, 2020 and resigned as President and a director of the Company on July 2, 2020.

STOCK OPTION GRANTS

The following table sets forth certain information concerning outstanding stock awards held by our officers and our directors as of the fiscal year ended August 31, 2020:

		Option Awards					Stock Awards
Name	Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Rudy Mazzocchi (1)	2020	-0-	-0-	-0-	-0-	N/A	-0-	-0-	-0-	-0-

Rehan Huda (2)	2020	-0-	-0-	-0-	-0-	N/A	-0-	-0-	-0-	-0-

Scott Stevens (3)	2020	-0-	-0-	-0-	-0-	N/A	-0-	-0-	-0-	-0-

Michael Winter halter (4)	2020	-0-	-0-	-0-	-0-	N/A	-0-	-0-	-0-	-0-

________

(1)	Appointed Chief Executive Officer and a director of the Company on July 2, 2020.
(2)	Appointed a director of the Company on July 2, 2020.
(3)

Appointed President and director on June 10, 2019 and resigned as President and director on May 8, 2020 but was reappointed as a director on July 2, 2020. Appointed President and director on June 10, 2019 and resigned as President and director on May 8, 2020 but was reappointed as a director on July 2, 2020.

(4)

Appointed President and Chief Executive Officer, Treasurer and Chairman of the Board of Directors, on April 18, 2013. Appointed Secretary on April 18, 2013 and resigned as Secretary on June 2, 2013. Appointed Secretary on November 14, 2018. Resigned as President and Chief Executive Officer, Treasurer, Secretary and Chairman of the Board of Directors on July 10, 2019.Appointed President, Principal Accounting and Financial Officer, Secretary and Treasurer and as a director of the Company on May 8, 2020 and resigned as President and a director of the Company on July 2, 2020.

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EMPLOYMENT AGREEMENTS

We have no employment agreements with any person.

DIRECTOR COMPENSATION

The following table sets forth director compensation as of August 31, 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Rudy Mazzocchi (1)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Rehan Huda(2)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Scott Stevens (3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Michael Winterhalter (4)	-0-	-0-	-0-	-0-	-0-	-0-	-0-

________

(1)	Appointed Chief Executive Officer and a director of the Company on July 2, 2020.
(2)	Appointed a director of the Company on July 2, 2020.
(3)

Appointed President and director on June 10, 2019 and resigned as President and director on May 8, 2020 but was reappointed as a director on July 2, 2020. Appointed President and director on June 10, 2019 and resigned as President and director on May 8, 2020 but was reappointed as a director on July 2, 2020.

(4)

Appointed President and Chief Executive Officer, Treasurer and Chairman of the Board of Directors, on April 18, 2013. Appointed Secretary on April 18, 2013 and resigned as Secretary on June 2, 2013. Appointed Secretary on November 14, 2018. Resigned as President and Chief Executive Officer, Treasurer, Secretary and Chairman of the Board of Directors on July 10, 2019.Appointed President, Principal Accounting and Financial Officer, Secretary and Treasurer and a director of the Company on May 8, 2020 and resigned as President and a director of the Company on July 2, 2020.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

The following table sets forth information with respect to the beneficial ownership of our common stock as of September 14, 2020:

●	by each person who is known by us to beneficially own more than 5.0% of our common stock;

●	by each of our named executive officers and directors; and

●	by all of our named executive officers and directors as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. With respect to the Series B Preferred Stock held by the beneficial owners listed below, there exist contractual provisions limiting conversion and exercise to the extent such conversion or exercise would cause such beneficial owner, together with its affiliates or members of a “group,” to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of common stock following such conversion or exercise. The shares and percentage ownership of our outstanding shares indicated in the table below do not give effect to these limitations. Except as indicated in the footnotes to this table, to our knowledge and subject to community property laws where applicable, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o Agentix Corp., 32932 Pacific Coast Highway, #14-254, Dana Point, California 92629.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Common Stock Owned (1)(2)
5% Owners:
Applied Biosciences Corp.	19,552,590	(3)	56.7%
Green Sky Lab	8,379,681	(4)	24.3%

Officers and Directors:
Rudy Mazzocchi	0		0.0%
Rehan Huda	0		0.0%
Scott Stevens	2,188,070	(5)	6.3%
Michael Winterhalter	152,020		0.5%
All current officer and directors as a group (4 persons)	2,340,090		6.8%

________

(1)

Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assume the exercise of all options and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of September 14, 2020, except as otherwise noted. Shares issuable pursuant to the exercise of stock options and other securities convertible into common stock exercisable within 60 days are deemed outstanding and held by the holder of such options or other securities for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)	These percentages have been calculated based on 34,489,605 shares of common stock outstanding as of September 14, 2020.

(3)	Chris Bridges has sole voting and dispositive power over the securities held for these securities.

(4)	Rehan Huda has sole voting and dispositive power over the securities held for these securities
(5)	Mr. Stevens holds these securities in the name of Grays Peak Ventures LLC, an entity for which he is has sole voting and dispositive control.

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SELLING STOCKHOLDERS

Up to 2,750,721shares of our common stock are currently being offered by the selling stockholders under this prospectus. These shares are being offered as a result of common stock and warrants purchased by selling stockholders in two private placement closings in July 2020 (the “Private Placement”).

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or pursuant to another effective registration statement covering those shares. As a result of our shares being quoted on the OTC Pink tier of the OTC Markets, the shares of our common stock may be offered and sold by the selling shareholders only at a fixed price of $2.99 per share until our common stock is listed on a national securities or quoted on the OTC Bulletin Board, OTCQX or OTCQB, at which time they may be sold at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. While we believe that upon the effective date of this registration statement our common stock will qualify for quotation on the OTCQB and we intend to pursue application for admission to the OTCQB, we cannot assure you that our common stock will, in fact, be quoted on the OTCQB.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. None of the selling stockholders are broker-dealers or affiliates of broker-dealers, unless otherwise noted.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. With respect to the warrants held by the selling stockholders, there exist contractual provisions limiting conversion and exercise to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates or members of a “group,” to beneficially own a number of shares of common stock which would exceed from 4.99% to 9.99% of our then outstanding shares of common stock following such conversion or exercise. The shares and percentage ownership of our outstanding shares indicated in the table below do not give effect to these limitations.

	Ownership Before Offering		Ownership After Offering
Selling Stockholder	Number of shares of common stock beneficially owned (1)	Number of shares offered	Number of shares of common stock beneficially owned (1)	Percentage of common stock beneficially owned (1)

Tim J. Alper	200,00	200,00	-	*
Barry & Peggy Maas Trust (2)	100,000	100,000	-	*
Nate Bohn	25,000	25,000	-	*
Nicholas Carosi	400,000	400,000	-	*
David Colodner	232,389	232,389	-	*
Kenneth DeAngelis	50,000	50,000	-	*
Charles Gaskins	133,332	133,332	-	*
Horberg Industries LP (3)	100,000	100,000	-	*
Paul Marx	10,000	10,000	-	*
Lawrence Pabst	300,000	300,000	-	*
H. Leigh Severance	800,000	800,000	-	*
Francis Smith Jr.	400,000	800,000	-	*

________

*	Less than 1%

(1)	This calculation is based on a number of shares of common stock outstanding comprised of 34,489,605 shares of common stock outstanding as of September 14, 2020.
(2)	Barry Maas has sole voting and dispositive power over the securities held for the account of this selling stockholder.

(3)

Howard Todd Horberg has sole voting and dispositive power over the securities held for the account of this selling stockholder. Includes 766,667 shares of common stock issuable upon the exercise of warrants.

24

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

None.

DESCRIPTION OF SECURITIES

We have authorized 75,000,000 shares of capital stock, par value $0.001 per share, of which 50,000,000 are shares of common stock and 25,000,000 are shares of “blank check” preferred stock. On September 14, 2020, there were 34,489,605 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Holders of Capital Stock

As of September 14, 2020, there were approximately 66 holders of our common stock, as determined by counting our record holders and the number of participants reflected in a security position listing provided to us by the Depository Trust Company. Because the “DTC participants” are brokers and other institutions holding shares of our common stock on behalf of their customers, we do not know the actual number of unique shareholders represented by these record holders.

Common Stock

Voting Rights

For all matters submitted to a vote of stockholders, each holder of the Company’s common stock is entitled to one vote for each share registered in his, her, or its name. Holders of common stock vote together as a single class.

Dividend Rights

Subject to preferential dividend rights of any other class or series of stock, the holders of shares of common stock are entitled to receive dividends, including dividends of equity, as and when declared by the Company’s board of directors, subject to any limitations applicable by law and to the rights of the holders, if any, of the Company’s preferred stock.

Liquidation

In the event the Company is liquidated, dissolved or its affairs are wound up, after we pay or make adequate provision for all of the Company’s debts and liabilities, each holder of common stock will be entitled to share ratably in all assets that remain, subject to any rights that are granted to the holders of any class or series of preferred stock.

Other Rights and Preferences

Subject to the preferential rights of any other class or series of stock, all shares of common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Nevada law. Furthermore, holders of common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of the Company’s securities.

The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

As of September 14, 2020, we had no shares of preferred stock designated or outstanding. Our board of directors is authorized, subject to limitations prescribed by Nevada law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Options and Warrants

As of September 14, 2020, we had no options, convertible notes or warrants to purchase shares of our equity outstanding.

25

Indemnification of Directors and Officers

Our amended and restated bylaws provide that we will indemnify our directors, officers and employees to the fullest extent permitted by the Nevada Revised Statutes (“NRS”).

If the NRS are amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the NRS, as so amended. Our articles of incorporation do not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, will remain available under the NRS. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we are empowered to enter into indemnification agreements with our directors, officers and employees to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

We believe that these bylaw provisions are necessary to attract and retain qualified persons as directors, officers and employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our bylaws may discourage shareholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and certain employees pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification

26

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Markets or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. As a result of our shares being quoted on the OTC Pink tier of the OTC Markets, the shares of our common stock may be offered and sold by the selling shareholders only at a fixed price of $2.99 per share until our common stock is listed on a national securities or quoted on the OTC Bulletin Board, OTCQX or OTCQB, at which time they may be sold at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. While we believe that upon the effective date of this registration statement our common stock will qualify for quotation on the OTCQB and we intend to pursue application for admission to the OTCQB, we cannot assure you that our common stock will, in fact, be quoted on the OTCQB.

A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

27

LEGAL MATTERS

Quick Law Group P.C. will pass upon the validity of the shares of our common stock offered by the selling stockholders under this prospectus.

MATERIAL CHANGES

There have been no material changes to us since August 31, 2019 that have not been described in this prospectus that should be included.

EXPERTS

Our financial statements as of August 31, 2019 and for the year then ended included in this prospectus have been audited by Fruci & Associates, II PLLC an independent registered public accounting firm, as stated in its report appearing in the registration statement, and are included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing. Our financial statements as of August 31, 2018 and for the year then ended included in this prospectus have been audited by MaloneBailey, LLP an independent registered public accounting firm, as stated in its report appearing in the registration statement, and are included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act of 1933, as amended, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that the selling stockholders are offering in this prospectus.

Following this offering, we will be required to file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Access to those electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: 32932 Pacific Coast Highway, #14-254, Dana Point, California 9262932932 Pacific Coast Highway, #14-254, Dana Point, California 92629, Attention: Rudy Mazzocchi, Chief Executive Officer.

28

AGENTIX CORP.

Financial Statements

May 31, 2020 and May 31, 2019 (Unaudited)

F-1

Agentix Corp.

Balance Sheets

	May 31, 2020	August 31, 2019
	(Unaudited)

Assets
Current Assets
Cash	$17	$93

Total current assets	17	93

Computer Equipment
Computer equipment	1,328	1,328
Accumulated depreciation	(1,328)	(1,328)

Computer equipment, net	-	-

Total assets	$17	$93

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$15,734	$7,245
Accounts payable - related party	-	5,250
Accrued expenses - related party	27,970	3,712
Convertible note payable, related party, net of unamortized discount	-	24,671
Total current liabilities	43,704	40,878

Long Term Liabilities
Convertible note payable, related-party	-	85,000

Total liabilities	43,704	125,878

Commitments and Contingencies	-	-

Stockholders’ Deficit
Preferred stock par value $0.001: 25,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock par value $0.001: 50,000,000 shares authorized; 3,806,613 shares issued and outstanding as of May 31, 2020 (unaudited) and 2,551,901 shares issued and outstanding as of August 31, 2019	3,807	2,552
Additional paid-in capital	45,296,340	43,904,787
Accumulated deficit	(45,343,834)	(44,033,124)

Total stockholders’ deficit	(43,687)	(125,785)

Total liabilities and stockholders’ deficit	$17	$93

See accompanying notes to the unaudited financial statements

F-2

Agentix Corp.

Statements of Operations

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	May 31, 2020	May 31, 2019	May 31, 2020	May 31, 2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$-	$-	$-	$-

Operating Expenses
Professional fees	1,287,858	8,441	1,304,609	44,943
Salary and wages - officers	-	20,000	-	60,000
General and administrative expenses	1,497	2,005	1,577	4,340

Total operating expenses	1,289,355	30,446	1,306,186	109,283

Loss from Operations	(1,289,355)	(30,446)	(1,306,186)	(109,283)

Other Expense
Interest expense, net	-	1,481	4,524	6,741

Other expense, net	-	1,481	4,524	6,741

Loss before Income Tax Provision	(1,289,355)	(31,927)	(1,310,710)	(116,024)

Income Tax Provision	-	-	-	-

Net Loss	$(1,289,355)	$(31,927)	$(1,310,710)	$(116,024)

Loss per share
- Basic and Diluted	$(0.38)	$(0.03)	$(0.46)	$(0.11)

Weighted average common shares outstanding
- Basic and Diluted	3,421,998	1,104,100	2,844,160	1,104,100

See accompanying notes to the unaudited financial statements.

F-3

Agentix Corp.

Statements of Changes in Stockholders’ (Deficit)

For the nine months ended May 31, 2020 (Unaudited)

	Common stock par value $0.001		Additional		Total
	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit

Balance, August 31, 2019	2,551,901	$2,552	$43,904,787	$(44,033,124)	$(125,785)

Shares issued for conversion of debt	4,712	5	117,803	-	117,808

Net loss				(9,556)	(9,556)

Balance, November 30, 2019	2,556,613	2,557	44,022,590	(44,042,680)	(17,533)

Net loss				(11,799)	(11,799)

Balance, February 29, 2020	2,556,613	2,557	44,022,590	(44,054,479)	(29,332)

Shares issued for legal services	333,000	333	339,327		339,660

Shares issued to director and officer	917,000	917	934,423		935,340

Net loss				(1,289,355)	(1,289,355)

Balance, May 31, 2020	3,806,613	$3,807	$45,296,340	$(45,343,834)	$(43,687)

See accompanying notes to the unaudited financial statements.

F-4

Agentix Corp.

Statements of Changes in Stockholders’ (Deficit)

For the nine months ended May 31, 2019 (Unaudited)

	Common stock par value $0.001		Additional		Total
	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit

Balance, August 31, 2018	2,551,901	$2,552	$43,844,787	$(43,900,472)	$(53,133)

Contribution to capital			20,000		20,000

Net loss				(45,324)	(45,324)

Balance, November 30, 2018	2,551,901	2,552	43,864,787	(43,945,796)	(78,457)

Contribution to capital			20,000		20,000

Net loss				(38,773)	(38,773)

Balance, February 29, 2019	2,551,901	2,552	43,884,787	(43,984,569)	(97,230)

Contribution to capital			20,000		20,000

Net loss				(31,927)	(31,927)

Balance, May 31, 2019	2,551,901	$2,552	$43,904,787	$(44,016,496)	$(109,157)

See accompanying notes to the unaudited financial statements.

F-5

Agentix Corp.

Statements of Cash Flows

	For the Nine	For the Nine
	Months Ended	Months Ended
	May 31, 2020	May 31, 2019
	(Unaudited)	(Unaudited)

Cash Flows from Operating Activities
Net loss	$(1,310,710)	$(116,024)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	-	140
Amortization of discount on derivative liabilities	329	2,943
Stock issued for services	1,275,000
Changes in operating assets and liabilities:
Accounts payable and accounts payable - related party	22,608	(7,711)
Accrued expenses	12,697	58,591

Net Cash Used in Operating Activities	(76)	(62,061)

Net Cash Used in Investing Activities	-	-

Cash Flows from Financing Activities
Proceeds from convertible notes payable, related parties	-	60,000

Net Cash Provided by Financing Activities	-	60,000

Net Change in Cash	(76)	(2,061)

Cash - beginning of reporting period	93	2,125

Cash - end of reporting period	$17	$64

Supplemental disclosure of cash flow information:
Interest paid	$-	$3,798
Income tax paid	$-	$-

Non Cash Financing and Investing Activities
Exercise of conversion of debt and accrued interest - related party	$117,808	$-
Issuance of stock split effected in the form of a dividend	$2,531	$-
Capital contribution related to salaries waived	$-	$60,000

See accompanying notes to the unaudited financial statements

F-6

Agentix Corp.

May 31, 2020 and 2019

Notes to the Financial Statements

(Unaudited)

Note 1 - Organization and Operations

Agentix Corp.

FairWind Energy, Inc. (the “Company”, “Fairwind Energy”) was incorporated on April 18, 2013 under the laws of the State of Nevada. The Company engages in composite design, engineering and manufacturing to be used in solar/wind hybrid power systems, oil and gas industry pumping and civil engineering and infrastructure products. Effective June 17, 2019, the Company changed its name to Agentix Corp.

Note 2 - Significant and Critical Accounting Policies and Practices

The management of the Company is responsible for the selection and use of appropriate accounting policies and the appropriateness of accounting policies and their application. Critical accounting policies and practices are those that are both most important to the portrayal of the Company’s financial condition and results and require management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. The Company’s significant and critical accounting policies and practices are disclosed below as required by generally accepted accounting principles.

Basis of Presentation

The accompanying financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These financial statements should be read in conjunction with the audited financial statements of the Company for the reporting period ended August 31, 2019 and notes thereto contained in the Company’s Annual Report on Form 10-K.

Deferred Tax Assets and Income Tax Provision

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

Note 3 – Going Concern

The Company’s financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the financial statements, the Company had an accumulated deficit at May 31, 2020, a net loss, and net cash used in operating activities for the nine months then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

F-7

The Company is attempting to commence operations and generate sufficient revenue; however, the Company’s cash position is not sufficient to support its daily operations. While the Company believes in the viability of its strategy to commence operations and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon its ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – Related Party Transactions

Free Office Space

The Company has been provided office space by Michael Winterhalter, President, Secretary, and Treasurer and a Director and former Chief Executive Officer of the Company, at no cost. Management determined that such cost is nominal and did not recognize the rent expense in its financial statement.

Convertible Note Payable

Effective October 9, 2019, Grays Peak Ventures LLC, an entity controlled by Scott Stevens (a former President and a Director of the Company), purchased all convertible promissory notes from Michael Winterhalter in the principal amount of $110,000 and $7,808 of accrued interest.

Effective October 24, 2019, Grays Peak Ventures LLC converted all promissory notes and accrued interest for 4,712 shares of common stock. The conversion rate under the Convertible Promissory Notes was the 10-day VWAP of shares of common stock on the OTC Markets, which was $25.00 per share on the date of conversion.

Note 5 – Equity

Stock Split

Effective June 17, 2019, the Company proceeded with a reverse stock split of 1,000 for 1 share of common stock. All figures have been updated to reflect the reverse stock split.

Effective December 3, 2019, the Company effected a 100-for-1 stock split effected in the form of a dividend of its shares of common stock. This stock split was recorded retroactively with a reclassification between retained earnings and common stock in the accompanying financial statements. This stock split was effective February 25, 2020. Accordingly, each holder of one share of common stock of the Company received 100 shares of common stock from the Company for such one share held. The record date with FINRA was December 3, 2019 and 2,531,331 shares were issued. The retained earnings and common stock amounts were affected by this transaction in the accompanying financial statements in the amount of $2,531.

Shares Issued for Past Services

On March 29, 2020, the Company issued 767,000 shares of common stock to Grays Peak Ventures LLC, a company controlled by Scott Stevens, the Company’s former sole director and officer, in exchange and as compensation for Mr. Stevens serving and performing duties as a director of the Company from June 10, 2019 to March 27, 2020. Such issuance amounted to approximately 30% of the issued and outstanding shares of common stock of the Company on the date of issuance. The shares were issued at a price of $1.02 per share for a total cost of $782,340, which represented the market price of the shares as of the date of issuance.

On March 29, 2020, the Company issued 333,000 shares of common stock to Thomas Puzzo in exchange and as compensation for Mr. Puzzo providing legal services to the Company from June 10, 2019 to March 27, 2020. Such issuance amounted to approximately 13% of the issued and outstanding shares of common stock of the Company on the date of issuance. The shares were issued at a price of $1.02 per share for a total cost of $339,660, which represented the market price of the shares as of the date of issuance.

On March 29, 2020, the Company issued 150,000 shares of common stock to Michael Winterhalter, the Company’s President, Secretary, and treasure and a Director of the Company, in exchange and as compensation for Mr. Winterhalter providing bookkeeping, record keeping and accounting services to the Company from June 10, 2019 to March 27, 2020. Such issuance amounted to approximately 5.8% of the issued and outstanding shares of common stock of the Company on the date of issuance. The shares were issued at a price of $1.02 per share for a total cost of $153,000, which represented the market price of the shares as of the date of issuance.

The Company issued the above shares of common stock in reliance upon the exemption from the registration provided by Section 4(a)(2) of the Securities Act, as a sale by an issuer not involving any public offering, to a sophisticated purchaser who had access to registration-type information about the issuer.

F-8

Note 6 – Subsequent Events

On May 28, 2020, the Company, entered into a Share Exchange Agreement (the “Share Exchange Agreement”), by and among the Company, and GSL Healthcare, Inc., a Nevada corporation (“GSL Healthcare”), and the holders of common stock of GSL Healthcare, which consisted of two stockholders. The closing date occurred on June 1, 2020.

Under the terms and conditions of the Share Exchange Agreement, the Company offered and sold 27,932,271 shares of common stock of the Company in consideration for all of the issued and outstanding shares of common stock of GSL Healthcare. The effect of the issuance is that former two GSL Healthcare shareholders now hold approximately 88.0% of the issued shares of common stock of the Company, and GSL Healthcare is now a wholly-owned subsidiary of the Company. GSL Healthcare has a general plan to be a health and wellness business. Until such time as the Company can formulate GSL Healthcare’s general business plan, the Company is not changing its current business.

In accordance with ASC 855, the Company has analyzed its operations subsequent to March 31, 2020 through the date these financial statements were issued, and has determined that it does not have any other material subsequent events to disclose in these financial statements.

F-9

Agentix Corp.

August 31, 2019 and August 31, 2018

F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Agentix Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Agentix Corp. (“the Company”) as of August 31, 2019, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2019, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has an accumulated deficit, net losses, and negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2018.

Spokane, Washington

November 22, 2019

F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

FairWind Energy, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of FairWind Energy, Inc. (the “Company”) as of August 31, 2018, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2018, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company's auditor from 2015 through 2018.

Houston, Texas

November 13, 2018

F-12

Agentix Corp.
(fka FairWind Energy, Inc.)
Balance Sheets

	August 31, 2019	August 31, 2018

Assets
Current Assets
Cash	$93	$2,125

Total current assets	93	2,125

Computer Equipment
Computer equipment	1,328	1,328
Accumulated depreciation	(1,328)	(1,188)

Computer equipment, net	-	140

Total assets	$93	$2,265

Liabilities and Stockholders' Deficit
Current Liabilities
Accounts payable	$7,245	$-
Accounts payable - related party	5,250	7,711
Accrued expenses	3,712	1,940
Convertible note payable, related party, net of unamortized discount	24,671	-
Total current liabilities	40,878	9,651

Long Term Liabilities
Convertible note payable, related-party, net of unamortized discount	85,000	25,000
Convertible note payable, net of unamortized discount	-	20,747
Total long term liabilities	85,000	45,747

Total liabilities	125,878	55,398

Commitments and Contingencies	-	-

Stockholders' Deficit
Preferred stock par value $0.001: 25,000,000 shares authorized; 0 shares issued or outstanding	-	-
Common stock par value $0.001: 50,000,000 shares authorized; 20,570 shares issued and outstanding as of August 31, 2019 and 2018	21	21
Additional paid-in capital	43,904,787	43,844,787
Accumulated deficit	(44,030,593)	(43,897,941)

Total stockholders' deficit	(125,785)	(53,133)

Total liabilities and stockholders' deficit	$93	$2,265

See accompanying notes to the audited financial statements.

F-13

Agentix Corp.
(fka FairWind Energy, Inc.)
Statements of Operations

	For the Year	For the Year
	Ended	Ended
	August 31, 2019	August 31, 2018

Operating Expenses
Professional fees	$57,322	$45,593
Salary and wages - officers	60,000	80,000
General and administrative expenses	3,995	8,783

Total operating expenses	121,317	134,376

Loss from Operations	(121,317)	(134,376)

Other Expense
Interest expense, net	11,335	24,824
Loss on extinguishment of debt	-	42,629,753

Other expense, net	11,335	42,654,577

Loss before Income Tax Provision	(132,652)	(42,788,953)

Income Tax Provision	-	-

Net Loss	$(132,652)	$(42,788,953)

Loss per share
- Basic and Diluted	$(6.45)	$(3,875.40)

Weighted average common shares outstanding
- Basic and Diluted	20,570	11,041

See accompanying notes to the audited financial statements.

F-14

Agentix Corp.
(fka FairWind Energy, Inc.)
Statements of Changes in Stockholders' Equity (Deficit)
For the years ended August 31, 2019 and 2018

	Common Stock per value $0.01		Additional		Total
	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Stockholders' Deficit

Balance, August 31, 2017	6,017	$6	$1,043,901	$(1,108,988)	$(65,081)

Conversion of debt	14,553	15	42,720,886		42,720,901

Contribution to capital			80,000		80,000

Net Loss				(42,788,953)	(42,788,953)

Balance, August 31, 2018	20,570	$21	$43,844,787	$(43,897,941)	$(53,133)

Contribution to capital			60,000		60,000

Net Loss				(132,652)	(132,652)

Balance, August 31, 2019	20,570	$21	$43,904,787	$(44,030,593)	$(125,785)

See accompanying notes to the audited financial statements.

F-15

Agentix Corp.
(fka FairWind Energy, Inc.)
Statements of Cash Flows

	For the Year	For the Year
	Ended	Ended
	August 31, 2019	August 31, 2018

Cash Flows from Operating Activities
Net loss	$(132,652)	$(42,788,953)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	140	264
Bad debt expense	-	3,000
Amortization of discount on derivative liabilities	3,924	17,317
Loss on extinguishment of debt - related party	-	42,629,753
Changes in operating assets and liabilities:
Accounts payable and accounts payable - related party	4,784	4,574
Accrued expenses	61,772	82,482

Net Cash Used in Operating Activities	(62,032)	(51,563)

Cash Flows from Financing Activities
Proceeds from convertible notes payable, related parties	60,000	50,000

Net Cash Provided by Financing Activities	60,000	50,000

Net Change in Cash	(2,032)	(1,563)

Cash - beginning of reporting period	2,125	3,688

Cash - end of reporting period	$93	$2,125

Supplemental disclosure of cash flow information:
Interest paid	$3,798	$5,024

Non Cash Financing and Investing Activities
Exercise of conversion of debt and accrued interest - related party	$-	$91,148
Capital contribution related to salaries waived	$60,000	$80,000

See accompanying notes to the audited financial statements.

F-16

Agentix Corp.

(fka FairWind Energy, Inc.)

August 31, 2019 and 2018

Notes to the Financial Statements

Note 1 - Organization and Operations

Agentix Corp.

FairWind Energy, Inc. (the “Company”, “Fairwind Energy”) was incorporated on April 18, 2013 under the laws of the State of Nevada. The Company engages in composite design, engineering and manufacturing to be used in solar/wind hybrid power systems, oil and gas industry pumping and civil engineering and infrastructure products. Effective June 17, 2019, the Company changed its name to Agentix Corp.

Note 2 - Significant and Critical Accounting Policies and Practices

The management of the Company is responsible for the selection and use of appropriate accounting policies and the appropriateness of accounting policies and their application. Critical accounting policies and practices are those that are both most important to the portrayal of the Company’s financial condition and results and require management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. The Company’s significant and critical accounting policies and practices are disclosed below as required by generally accepted accounting principles.

Basis of Presentation

The accompanying financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) to Form 10-K and Article 8 of Regulation S-X. These financial statements should be read in conjunction with the notes herein.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), aimed at making leasing activities more transparent and comparable. Topic 842 requires substantially all leases, including leases currently classified as operating leases, to be recognized by lessees on their balance sheet as a right-of-use asset and corresponding lease liability. This update is effective for financial statements issued for annual periods beginning after December 15, 2018, with transition requiring lessees to recognize and measure leases existing at, or entered into after, the beginning of the earliest period presented using a modified retrospective approach. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard on its financial statements and related disclosures.

Fiscal Year-End

The Company elected August 31st as its fiscal year ending date.

Use of Estimates and Assumptions and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s).

Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements were:

(i)

Assumption as a going concern: Management assumes that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

(ii)

Fair value of long-lived assets: Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives. The Company considers the following to be some examples of important indicators that may trigger an impairment review: (i) significant under-performance or losses of assets relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in the Company’s stock price for a sustained period of time; and (vi) regulatory changes. The Company evaluates acquired assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

(iii)

Valuation allowance for deferred tax assets: Management assumes that the realization of the Company’s net deferred tax assets resulting from its net operating loss (“NOL”) carry–forwards for Federal income tax purposes that may be offset against future taxable income was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are offset by a full valuation allowance. Management made this assumption based on (a) the Company has incurred recurring losses, (b) general economic conditions, and (c) its ability to raise additional funds to support its daily operations by way of a public or private offering, among other factors.

F-17

 `

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts payable, accrued expenses, and payroll liabilities approximate their fair values because of the short maturity of these instruments. The long-term borrowings approximate fair value since the related rates of interest approximate current market rates.

F-18

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company has adopted Section 360-10-35 of the FASB Accounting Standards Codification for its long-lived assets. Pursuant to ASC Paragraph 360-10-35-17 an impairment loss shall be recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). That assessment shall be based on the carrying amount of the asset (asset group) at the date it is tested for recoverability. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. Pursuant to ASC Paragraph 360-10-35-20 if an impairment loss is recognized, the adjusted carrying amount of a long-lived asset shall be its new cost basis. For a depreciable long-lived asset, the new cost basis shall be depreciated (amortized) over the remaining useful life of that asset. Restoration of a previously recognized impairment loss is prohibited.

Pursuant to ASC Paragraph 360-10-35-21 the Company’s long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company considers the following to be some examples of such events or changes in circumstances that may trigger an impairment review: (a) significant decrease in the market price of a long-lived asset (asset group); (b) A significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition; (c) A significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator; (d) An accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group); (e) A current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group); and (f) A current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company tests its long-lived assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

Pursuant to ASC Paragraphs 360-10-45-4 and 360-10-45-5 an impairment loss recognized for a long-lived asset (asset group) to be held and used shall be included in income from continuing operations before income taxes in the income statement of a business entity. If a subtotal such as income from operations is presented, it shall include the amount of that loss. A gain or loss recognized on the sale of a long-lived asset (disposal group) that is not a component of an entity shall be included in income from continuing operations before income taxes in the income statement of a business entity. If a subtotal such as income from operations is presented, it shall include the amounts of those gains or losses.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Computer Equipment

Computer equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method (after taking into account their respective estimated residual values) over the estimated useful lives of five (5) years.

Upon sale or retirement, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statements of operations.

Patents

The Company follows the guidelines as set out in paragraph 350-30-25-3 and paragraph 350-30-35-6 of the FASB Accounting Standards Codification for patents. For acquired patents the Company records the costs to acquire patents as patents and amortizes the patent acquisition costs over their remaining legal lives, or estimated useful lives, or the term of the contracts, whichever is shorter. For internally developed patents, all costs incurred to the point when a patent application is to be filed are expended as incurred as research and development expense; patent application costs, generally legal costs, thereafter incurred are capitalized, which are to be amortized once the patents are granted or expensed if the patent application is rejected. The Company amortizes the internally developed patents over the shorter of the expected useful lives or the legal lives of the patents, which are generally 17 to 20 years for domestic patents and 5 to 20 years for foreign patents from the date when the patents are granted. The costs of defending and maintaining patents are expended as incurred.

F-19

Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates (“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act) of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitment and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Revenue Recognition

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which outlines a single, comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The accounting standard was originally effective for reporting periods beginning after December 15, 2017, with early adoption permitted for reporting periods beginning after December 15, 2016. ASU No. 2015-14 simply defers the effective date of ASU No. 2014-09 to reporting periods beginning after December 15, 2018, with early adoption permitted for reporting periods after December 15, 2016. Prior period amounts have not been adjusted and continue to be reported in accordance with the Company’s historic accounting under ASC 605, Revenue Recognition. The adoption had no material impact on the Company’s financial statements and there were no adjustments to revenue as a result of the adoption.

F-20

Under ASC 606, revenue is recognized when control of the promised goods and services is transferred to the Company’s customers, in an amount that reflects the consideration that the Company expects to be entitled to in exchange for those goods and services, net of value-added tax. The Company determines revenue recognition through the following steps:

•	Identify the contract with a customer;

•	Identify the performance obligations in the contract;

•	Determine the transaction price;

•	Allocate the transaction price to the performance obligations in the contract; and

•	Recognize revenue when (or as) the entity satisfies a performance obligation.

Research and Development

The Company follows paragraph 730-10-25-1 of the FASB Accounting Standards Codification (formerly Statement of Financial Accounting Standards No. 2 “Accounting for Research and Development Costs”) and paragraph 730-20-25-11 of the FASB Accounting Standards Codification (formerly Statement of Financial Accounting Standards No. 68 “Research and Development Arrangements”) for research and development costs. Research and development costs are charged to expense as incurred. Research and development costs consist primarily of remuneration for material and testing costs for research and development.

Deferred Tax Assets and Income Tax Provision

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, (1) reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; (2) requiring companies to pay a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries; (3) generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries; (4) requiring a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations; (5) eliminating the corporate alternative minimum tax (“AMT”) and changing how existing AMT credits can be realized; (6) creating a base erosion anti-abuse tax, a new minimum tax; (7) creating a new limitation on deductible interest expense; and (8) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017.

The Act reduces the corporate tax rate to 21 percent, effective January 1, 2018.

Reclassification

Certain amounts have been reclassified to conform to the current year’s presentation.

Earnings per Share

Earnings per share (“EPS”) are the amount of earnings attributable to each share of common stock. For convenience, the term is used to refer to either earnings or loss per share. EPS is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Pursuant to ASC Paragraphs 260-10-45-10 through 260-10-45-16, basic EPS shall be computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Income available to common stockholders shall be computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income from continuing operations (if that amount appears in the income statement) and also from net income. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

F-21

Pursuant to ASC Paragraphs 260-10-45-45-21 through 260-10-45-45-23 Diluted EPS shall be based on the most advantageous conversion rate or exercise price from the standpoint of the security holder. The dilutive effect of outstanding call options and warrants (and their equivalents) issued by the reporting entity shall be reflected in diluted EPS by application of the treasury stock method unless the provisions of paragraphs 260-10-45-35 through 45-36 and 260-10-55-8 through 55-11 require that another method be applied. Equivalents of options and warrants include non-vested stock granted to employees, stock purchase contracts, and partially paid stock subscriptions (see paragraph 260–10–55–23). Anti-dilutive contracts, such as purchased put options and purchased call options, shall be excluded from diluted EPS. Under the treasury stock method: a. Exercise of options and warrants shall be assumed at the beginning of the period (or at time of issuance, if later) and common shares shall be assumed to be issued. b. The proceeds from exercise shall be assumed to be used to purchase common stock at the average market price during the period. (See paragraphs 260-10-45-29 and 260-10-55-4 through 55-5.) c. The incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) shall be included in the denominator of the diluted EPS computation.

There were no dilutive common shares for the years ended August 31, 2019 and 2018. The convertible notes payable were excluded from the EPS calculation as they would have been anti-dilutive. As of August 31, 2019, the aggregate shares excluded from the EPS calculation, as they would have been anti-dilutive, was 1.1 million shares.

Cash Flows Reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Stock-Based Payments

The Company recognizes all employee stock-based payments as a cost in the financial statements. Equity classified awards are measured at the grant date fair value of the award. The Company estimates grant date fair value for stock options using the Black-Scholes option-pricing model.

No warrants were issued or outstanding for the years ended August 31, 2019 and 2018.

Derivative Liabilities

The Company evaluates its financial instruments and other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815. The result of this accounting treatment is that the fair value of the embedded derivative is marked- to-market at each balance sheet date and recorded as a liability and the change in fair value is recorded in the statements of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative instruments that become subject to reclassification are reclassified at the fair value of the instrument on the reclassification date. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not settlement of the derivative instrument is expected within 12 months of the balance sheet date.

From time to time, certain of the Company’s embedded conversion features on debt and outstanding warrants are treated as derivative liabilities for accounting purposes under ASC 815 due to insufficient authorized shares to fully settle conversion features of the instruments if exercised. These contracts were recognized at fair value with changes in fair value recognized in earnings until such time as the conditions giving rise to such derivative liability classification were settled.

These derivative instruments did not trade in an active securities market. The Company used Black Scholes option pricing model to value derivative liabilities. This model used Level 3 inputs in the fair value hierarchy established by ASC 820 Fair Value Measurement.

F-22

Note 3 – Going Concern

The Company’s financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the financial statements, the Company had an accumulated deficit at August 31, 2019, a net loss, and net cash used in operating activities for the year then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is attempting to commence operations and generate sufficient revenue; however, the Company’s cash position may not be sufficient to support its daily operations. While the Company believes in the viability of its strategy to commence operations and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon its ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – Related Party Transactions and Balances

Accounts Payable

The Company has a balance of $5,250 and $7,711 as of August 31, 2019 and 2018, respectively. The $5,250 payable is due to Gray’s Peak Ventures (one of the new principal’s companies) for expenses paid on behalf of the Company. The $7,711 payable is due to Michael Winterhalter, former Chief Executive Officer, for expenses paid on behalf of the Company.

Free Office Space

The Company has been provided office space by Michael Winterhalter, former Chief Executive Officer, at no cost. Management determined that such cost is nominal and did not recognize the rent expense in its financial statements.

Convertible Notes Payable

The Company issued a convertible promissory note on September 23, 2016 to William C. Winterhalter, Michael Winterhalter’s father, in the amount of $20,000. The interest rate is 8% and the maturity date is September 23, 2019 in which all outstanding principal together with interest on this note shall be due. The outstanding note and accrued interest convert at the option of the holder or the Company at the volume weighted average price of the common stock for the preceding 10 days (10-day VWAP). On March 1, 2017 this note was amended to introduce a conversion floor of $100 on the 10-day VWAP. This amendment extinguished the conditions that generated derivative liabilities related to this note. The debt under this agreement remains as the agreement did not qualify for debt extinguishment.

A derivative liability related to the embedded conversion option of $13,932 was recognized as a debt discount at the date of issuance of the note. As discussed in the preceding paragraph and in Note 6, the conditions that generated the derivative liability related to the related party note was extinguished on March 1, 2017 and $12,160 was transferred to “Loss on fair value of derivative instruments”. Amortization of the discount on related party convertible note payable was $3,924 and $9,581 for the years ended August 31, 2019 and August 31, 2018, respectively, and is included in “interest expense” in the accompanying statements of operations.

The Company issued a convertible promissory note on November 1, 2017 for $10,000 to Michael Winterhalter. The note matures on its third anniversary with interest payable at 8% per annum. The outstanding note and accrued interest convert at the option of the holder or the Company at the volume weighted average price of the common stock for the preceding 10 days, with a conversion floor of $100 on the 10-day Volume Weighted Average Price (“VWAP”). The Company evaluated the conversion option of the convertible promissory note for embedded derivatives and beneficial conversion features determining the conversion option to contain neither.

The Company issued a convertible promissory note on February 13, 2018 for $15,000 to Michael Winterhalter. The note matures on its third anniversary with interest payable at 8% per annum. The outstanding note and accrued interest convert at the option of the holder or the Company at the volume weighted average price of the common stock for the preceding 10 days, with a conversion floor of $100 on the 10-day Volume Weighted Average Price (“VWAP”). The Company evaluated the conversion option of the convertible promissory note for embedded derivatives and beneficial conversion features determining the conversion option to contain neither.

The Company also issued convertible promissory notes on September 12, 2018, December 1, 2018, February 25, 2019 and April 30, 2019 in amounts of $20,000, $20,000, $10,000 and $10,000 respectively, to Michael Winterhalter. All four notes mature on their third anniversary with interest payable at 8% per annum. The outstanding notes and accrued interest convert at the option of the holder or the Company at the volume weighted average price of the common stock for the preceding 10 days, with a conversion floor of $100 on the 10-day VWAP. The Company evaluated the conversion options of the convertible promissory notes for embedded derivatives and beneficial conversion features determining the conversion options to contain neither.

Effective April 27, 2018, the Company converted all of Michael Winterhalter’s and William Winterhalter’s outstanding debt, which was an aggregate amount of $89,000. Prior to the conversion, all debt was assigned to Michael Winterhalter. Accrued interest expense through the date of conversion amounted to $2,148 and the unamortized discount amounted to $4,925. The debt was converted into 14,553 shares at approximately $6.00 per share. Per the agreement, the shares should have been converted at the floor price of $100 per share. Excess shares received amounted to 13,642. The NASDAQ price per share as of the conversion date was $3,125 and therefore, the related expense amounted to $42,629,753, which is included in the financial statements as a loss on extinguishment of debt.

The Company issued a convertible promissory note on June 12, 2018 for $25,000 to Michael Winterhalter. The note matures on its third anniversary with interest payable at 8% per annum. The outstanding note and accrued interest convert at the option of the holder or the Company at the volume weighted average price of the common stock for the preceding 10 days, with a conversion floor of $100 on the 10-day Volume Weighted Average Price (“VWAP”). The Company evaluated the conversion option of the convertible promissory note for embedded derivatives and beneficial conversion features determining the conversion option to contain neither.

F-23

Note 5 – Equity

Reverse Stock Split

Effective June 17, 2019, the Company issued a one for one thousand reverse stock split. One share of common stock, par value $0.001 per share, was issued in exchange for one thousand issued shares of common stock, par value $0.001 per share. The amount reallocated to additional paid-in capital from common stock was $20,549. The financial statements were retroactively restated to reflect the reverse stock split.

Shares Authorized

Upon formation the total number of shares of all classes of stock which the Company is authorized to issue is Seventy-Five Million (75,000,000) shares of which Twenty Five Million (25,000,000) shares shall be Preferred Stock, par value $0.001 per share, and Fifty Million (50,000,000) shares shall be Common Stock, par value $0.001 per share.

Stock Options Plan

In February 2016, the Board of Directors approved the 2016 Stock Options Plan ("Plan") that provides for the granting of stock options to certain key employees. The Plan reserves 2,000,000 shares of common stock for this purpose. There is no provision for shares to be specifically granted to the CEO under his employment arrangement, either in the stock option plan or the employment agreement.

Options under the Plan are to be granted at no less than fair market value of the shares at the date of grant. As of August 31, 2019 and 2018 no options under this plan have been granted.

Consulting Agreement

On March 14, 2016, the Company entered into a consulting agreement with Steve Moore for consulting services related to develop business and advise management of technology, products and services used in the oil and gas exploration and production. This agreement combines commissions payable on gross profit, as well as a warrant of company stock. The cost of these benefits is estimated at $250,000 over 2 years. As of August 31, 2018, there were no warrants of company stock outstanding under this agreement. Costs associated with the warrant issuances are included in “Professional fees” in the accompanying statements of operations in the amount of $0 for the years ended August 31, 2019 and 2018.

Effective February 15, 2018, the Company and consultant mutually agreed to cancel all warrants related to this consulting agreement as a result of unsatisfactory performance. There was no cost to the Company associated with the warrant cancellation due to the nonperformance. The weighted average exercise price of the warrants at cancellation was $0.001.

Following is a summary of warrant activity during 2018:

Options Outstanding	Options	Weighted average exercise price	Weighted average remaining contractual life (in years)

Balance, August 31, 2017	125	$1.00	2.30
Granted	-	-	-
Exercised	-	-	-
Cancelled	(125)	1.00	-
Balance, August 31, 2018	-	$-	-

The fair market value of stock warrants is determined using the Black-Scholes valuation model, and the company uses the following methods to determine its underlying assumptions: expected volatilities are based on the historical volatility of the Company’s common stock; the expected term of warrants granted are based on the simplified method; and the risk-free interest rate is based on the U.S. Treasury implied yield on zero-coupon issues (with a remaining term equal to the expected term of the warrant).

As of August 31, 2019, there was no unrecognized stock warrant cost related to unvested stock warrant awards as all awards have fully vested.

There were no warrants outstanding as of August 31, 2019.

Waived Compensation

The Company and Michael Winterhalter collectively waived payment in the amount of $45,000 and $60,000 for the years ended August 31, 2019 and 2018, respectively. Waived compensation expense is included in payroll expense in the accompanying Statements of Operations.

F-24

The Company and Eric Krogius collectively waived payment in the amount of $15,000 and $20,000 for the years ended August 31, 2019 and 2018, respectively. Waived compensation expense is included in payroll expense in the accompanying Statements of Operations. These amounts are treated as capital contributions in the accompanying consolidated Statements of Cash Flow.

Note 6 – Notes Receivable and Convertible Notes Payable

The Company issued a note receivable on September 28, 2016 in the amount of $10,000 to Black Diamond Bits, LLC. The interest rate is 8% and the principal and interest will be due in its entirety on January 1, 2017 for a total amount of $10,710. As of August 31, 2017 Black Diamond has not consummated the sale of their business, which had been the trigger for Black Diamond Bits, LLC to fully pay their obligation. Two interest payments have been made to date of $291 and $193 in April and June 2017, respectively. During the year ended August 31, 2017, Fairwind Energy has sent this note to collections and has reserved against credit losses on the note in the amount of $7,226. This is based on the collection agency’s historically collects rate, average of 85% collections, weighted against management’s estimate. During the year ended August 31, 2018, FairWind Energy considers the note uncollectible and the note of $3,000 has been written off to bad debt expense.

The Company issued a convertible promissory note on October 1, 2016 to Julie Cameron Down Revocable Trust in the amount of $25,000. The interest rate is 8% and the maturity date is September 30, 2019 in which all outstanding principal together with interest on this note shall be due. The outstanding note and accrued interest convert at the option of the holder or the Company at the volume weighted average price of the common stock for the preceding 10 days (10-day VWAP). On March 1, 2017 this note was amended to introduce a conversion floor of $100 on the 10-day VWAP. This amendment extinguished the conditions that generated derivative liabilities related to this note. Effective April 30, 2019, Michael Winterhalter purchased Julie Cameron Down Revocable Trust’s convertible promissory note in the principal amount of $25,000.

A derivative liability related to the embedded conversion option of $17,258 was recognized as a debt discount at the date of issuance of the note. As discussed in the preceding paragraph and in Note 4, the conditions that generated the derivative liability related to the related party note were extinguished on March 1, 2017. Amortization of the discount on convertible note payable was $3,925 and $7,736 for the years ended August 31, 2019 and 2018, respectively, and is included in “interest expense” in the accompanying statements of operations. The debt under this agreement remains as the agreement did not qualify for debt extinguishment.

Convertible Notes Payable consist of the following as of August 31, 2019 and 2018:

August 31, 2019
Related Party Notes:
Mike Winterhalter	25,000
Mike Winterhalter	25,000
Mike Winterhalter	20,000
Mike Winterhalter	20,000
Mike Winterhalter	10,000
Mike Winterhalter	10,000
Less current maturities	(25,000)
Long-term maturities	85,000
Unamortized Discount	(329)
$84,671

August 31, 2018
Julie Cameron Down Revocable Trust	$25,000
Related Party Notes: Mike Winterhalter	25,000
Less current maturities	-
Long-term maturities	50,000
Unamortized Discount	(4,253)
$45,747

The Company’s amortization expense related to the unamortized discount for years ended August 31, 2019 and 2018 was $3,925 and $17,317, respectively.

Maturities of convertible notes payable for each of the fiscal years subsequent to August 31, 2019 are as follows:

2020	$25,000
2021	25,000
2022	60,000
$110,000

F-25

Note 7 – Commitments and contingent liabilities

Employment Agreements

Employment Agreement – Michael Winterhalter, CEO

On April 30, 2014, the Company entered into an employment agreement with Michael Winterhalter (“the Employee”). Key terms of the agreement are as follows:

Term

The employment of the Employee shall commence on and continue for an indefinite term until terminated in accordance with the provisions of the agreement.

Compensation

In consideration of the services to be provided, the Employee, during the term of his employment, shall be paid a base salary of $60,000 per year in equal monthly installments, in arrears, less applicable statutory deductions. In addition, the Employee is entitled to receive benefits in accordance with the Employer’s standard benefit package, as amended from time to time. During the fiscal year ended August 31, 2019, no payments have been made. The Company and the Employee collectively waived payment above in the amount of $45,000 and 60,000 for the years ended August 31, 2019 and 2018, respectively. Waived compensation expense (see Note 5) is included in payroll expense in the accompanying Statement of Operations.

Termination

Subsequent to completion of the probationary term of employment, the Employer may terminate the employment of the Employee at any time:

a.	for just cause at common law, in which case the Employee is not entitled to any advance notice of termination or compensation in lieu of notice;

b.

without just cause, in which case the Employer shall provide the Employee with advance notice of termination or compensation in lieu of notice equal to: 1 month plus 2 weeks per year of completed service with the Employer, to a maximum of fifteen (15) months.

Effective June 10, 2019, Michael Winterhalter resigned as a director

Employment Agreement – Eric Krogius, Director

On April 30, 2014, the Company entered into an employment agreement with Eric Krogius (“the Director”) with the same terms and conditions of the Employment Agreement with Michael Winterhalter except the following:

Compensation

In consideration of the services to be provided, the Director, during the term of his employment, shall be paid a base salary of $20,000 per year in equal monthly installments, in arrears, less applicable statutory deductions. In addition, the Director is entitled to receive benefits in accordance with the Employer’s standard benefit package, as amended from time to time. During the fiscal year ended August 31, 2019, no payments have been made. The Company and the Director collectively waived payment above in the amount of $15,000 and $20,000 for the years ended August 31, 2019 and 2018, respectively. Waived compensation expense (see Note 5) is included in payroll expense in the accompanying Statement of Operations.

Effective June 10, 2019, Eric Krogius and Michael Winterhalter have resigned. Scott Stevens has been elected as the President and Director and Robert Whalen has been elected as the Secretary, Treasurer, and Director.

Note 8 – Concentrations and Credit Risk

Customers and Credit Concentrations

There was no revenue for the years ended August 31, 2019 and 2018.

F-26

Note 9 – Deferred Tax Assets and Income Tax Provision

Deferred Tax Assets

At August 31, 2019, the Company had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of $640,523 that may be offset against future taxable income through 2039. No tax benefit has been recorded with respect to these net operating loss carry-forwards in the accompanying financial statements as the management of the Company believes that the realization of the Company’s net deferred tax assets of approximately $134,500 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are offset by the full valuation allowance.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realization. The valuation allowance decreased by $4,500 and $77,200 for the years ended August 31, 2019 and 2018, respectively.

Components of deferred tax assets are as follows:

	August 31, 2019	August 31, 2018
Net deferred tax assets – Non-current:

Expected income tax benefit from NOL carry-forwards	$134,500	$139,000

Less valuation allowance	(134,500)	(139,000)

Deferred tax assets, net of valuation allowance	$-	$-

Income Tax Provision in the Statements of Operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of loss before income taxes is as follows:

	For the year ended August 31, 2019	For the year ended August 31, 2018

Blended federal statutory income tax rate	21.00%	25.33%

Increase (reduction) in income tax provision resulting from:

Net operating loss (“NOL”) carry-forwards	(21.00)	(25.33)

Effective income tax rate	0.0%	0.0%

The Company’s income tax filings are subject to audit by various taxing authorities. The Company’s open audit periods are August 31, 2018 to the current tax year.

Note 10 – Subsequent Events

On October 24, 2019, we issued 4,712 shares of common stock to Grays Peak Ventures LLC, an entity controlled by Scott Stevens, our President and a Director, pursuant to a Notice of Conversion dated October 24, 2019, of $110,000 of Convertible Promissory Notes and $7,808.22 of accrued interest thereon. The conversion rate under the Convertible Promissory Notes was the 10-day VWAP of shares of common stock on the OTC Markets, which was $25.00 per share on the date of conversion.

F-27

GSL Healthcare, Inc.

May 31, 2020

F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of GSL Healthcare, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of GSL Healthcare, Inc. (“the Company”) as of May 31, 2020, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the period from April 15, 2020 ended May 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2020, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has an accumulated deficit, net losses, and negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2020.

Spokane, Washington

September 3, 2020

F-29

GSL HEALTHCARE, INC.

BALANCE SHEET (FROM INCEPTION (APRIL 15, 2020) TO MAY 31, 2020)

May 31, 2020
ASSETS
Current Assets
Total Current Assets	$-

Equity investments	19,553
TOTAL ASSETS	$19,553

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Total Current Liabilities	$-
Total Liabilities	-
Commitments and Contingencies
Stockholders' Equity
Common stock; $0.001 par value; 50,000,000 shares authorized: 27,932,271 issued and outstanding at May 31, 2020	27,932
Additional paid in capital	(8,380)
Retained earnings	-
Total Stockholders' Equity	19,553
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$19,553

The accompanying notes are an integral part of these financial statements.

F-30

GSL HEALTHCARE, INC.

STATEMENT OF OPERATIONS

From Inception (April 15, 2020) to May 31, 2020

REVENUE, NET	$-

TOTAL OPERATING EXPENSES	-
NET LOSS	$-

The accompanying notes are an integral part of these financial statements.

F-31

GSL HEALTHCARE, INC.

STATEMENT OF STOCHOLDERS’ DEFICIT

FROM INCEPTION (APRIL 15, 2020) TO MAY 31, 2020

			Additional
	Common Stock $0.001 Par		Paid In	Retained	Stockholders'
	Number	Amount	Capital	Earnings	Equity

Balance, April 15, 2020 (inception)	-	$-	$-	$-	$-

Shares issued to founder	8,379,684	8,380	(8,380)		-
Shares issued per Securities Purchase Agreement	19,552,587	19,553	-	-	19,553

Balance, May 31, 2020	27,932,271	$27,932	$(8,380)	$-	$19,553

The accompanying notes are an integral part of these financial statements.

F-32

GSL HEALTHCARE, INC.

STATEMENT OF CASH FLOWS

From Inception (April 15, 2020) to May 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES	$-

CASH FLOWS FROM INVESTING ACTIVITIES	-

CASH FLOW FROM FINANCING ACTIVITIES	-

NET CHANGE IN CASH	-

CASH, BEGINNING OF PERIOD	-

CASH, END OF PERIOD	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES
Shares issued to founders	$8,380
Shares issued per Securities Purchase Agreement	$19,553

The accompanying notes are an integral part of these financial statements.

F-33

GSL HEALTHCARE, INC.

NOTES TO FINANCIAL STATEMENTS

FROM INCEPTION (APRIL 15, 2020) TO MAY 31, 2020

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Description of the Company

GSL Healthcare, Inc. (the “Company”) was incorporated in the State of Nevada on April 15, 2020 and established a fiscal year end of August 31.  The Company has a general plan to be a health and wellness business.

Going concern

These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.  The Company is in the process of establishing its business plan and operations and will need to obtain financing.   These and other factors raise substantial doubt about the Company's ability to continue as a going concern within one year after the date of this filing. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to raise additional capital and to ultimately achieve sustainable revenues and income from operations.  The Company will need and is currently working on obtaining additional funds to operate its business through and beyond the date of this filing. There can be no assurance that such funds will be available or at terms acceptable to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions and covenants on its operations, in the case of debt financing or cause substantial dilution for its stockholders in the case of convertible debt and equity financing.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The management of the Company is responsible for the selection and use of appropriate accounting policies and the appropriateness of accounting policies and their application. Critical accounting policies and practices are those that are both most important to the portrayal of the Company’s financial condition and results and require management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. The Company’s significant and critical accounting policies and practices are disclosed below as required by generally accepted accounting principles.

Use of Estimates and Assumptions

Preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.  Among other things, management estimates include the valuation of its equity investment. These estimates generally involve complex issues and require judgments, involve analysis of historical information and the prediction of future trends, and are subject to change from period to period. Actual amounts could differ significantly from these estimates.

F-34

GSL HEALTHCARE, INC.

NOTES TO FINANCIAL STATEMENTS

FROM INCEPTION (APRIL 15, 2020) TO MAY 31, 2020

Fair Value of Financial Instruments

The Company follows paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments and paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments.  Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.   The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities approximate their fair values because of the short maturity of these instruments.

Investments

The Company follows ASU 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 primarily affects equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. Among other things, this guidance requires certain equity investments to be measured at fair value with changes in fair value recognized in net income. As such, the Company measures its equity investments at their fair value at end of each reporting period.

Investments accounted for under the equity method or cost method of accounting above are included in the caption "Equity investments" on the Balance Sheet. Management uses Level 3 inputs, as defined in paragraph 820-10-35-37 of the FASB Accounting Standards Codification, to measure the fair value of its financial instruments.

The changes in carrying amount of the equity investment was as follows:

From April 15, 2020 (Inception) to May 31, 2020
Beginning balance	$-
Acquisitions	19,553
Dispositions	-
Net changes in valuation	-
Ending balance	$19,553

Recent Accounting Pronouncements

Recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

F-35

GSL HEALTHCARE, INC.

NOTES TO FINANCIAL STATEMENTS

FROM INCEPTION (APRIL 15, 2020) TO MAY 31 2020

NOTE 3 – SECURITIES PURCHASE AGREEMENT

On May 8, 2020, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) by and among the Company, and Applied BioSciences Corp, a Nevada corporation (“Applied”), and the holders of common stock of Applied. This transaction closed on May 31, 2020.

Per the Securities Purchase Agreement, in exchange for the issuance of 19,552,587 shares of the Company’s common stock or 70% of the Company, Applied sold and transferred 100% of the limited liability interests of its wholly owned subsidiaries Applied Biopharma LLC and Applied Products LLC along with trade names, domain names and certain agreements held by these LLCs, and a 10% limited liability interest in API Holdings LLC, a wholly owned subsidiary of Applied that holds less than 5% equity investments in certain private companies. As a result of the Securities Purchase Agreement, Applied BioPharma LLC and Applied Products LLC are now wholly-owned subsidiaries of the Company and shareholders of Applied own 70% of the Company.

The Securities Purchase Agreement was treated as an asset purchase and the fair value of the shares issued was determined by management to be the par value of the Company’s common stock given no activity occurred in the Company from inception (April 15, 2020) to May 31, 2020 other than entering into this Securities Purchase Agreement.  The fair value of the assets obtained from Applied was determined to be $57,091, which represented 10% of the fair value of the equity investments held by Applied and no value was attributed to the intangibles obtained from Applied given Applied has an accumulated deficit related to these intangibles.  As such, the fair value of the assets obtained was determined by management to be $37,538 in excess of the value of the shares issued of $19,553, which resulted in negative goodwill.  Given this, the Company reduced the value of the equity investment obtained to the value of the shares issued by the Company.  As such, the assets purchased represented the interest obtained in equity investments held by Applied reduced by $19,553 related to negative goodwill.

NOTE 4 – SHARE EXCHANGE AGREEMENT

On May 28, 2020, Agentix Corp., a Nevada corporation (“Agentix”), entered into a Share Exchange Agreement (the “Share Exchange Agreement”), by and among Agentix, and the Company, and the holders of common stock of the Company, which consisted of two stockholders.

Under the terms and conditions of the Share Exchange Agreement, Agentix offered and sold 27,932,271 shares of its common stock in consideration for all of the issued and outstanding shares of common stock of the Company. The effect of the issuance is that two shareholders of the Company now hold approximately 88.0% of the issued shares of common stock of Agentix, and the Company is now a wholly-owned subsidiary of Agentix.

NOTE 5 – SHARES ISSUED TO FOUNDER

In conjunction with the formation of the Company on April 15, 2020, the Company issued 8,379,684 shares of its common stock at no cost.

NOTE 6 – SUBSEQUENT EVENTS

In accordance with ASC 855, the Company has analyzed its operations subsequent to May 31, 2020 through the date these financial statements were issued and has determined that it does not have any other material subsequent events to disclose in these financial statements.

F-36

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The Unaudited Pro Forma Financial Information reflects financial information that gives effect to the acquisition of GSL Healthcare, Inc., a Nevada corporation formed on April 15, 2020 (GSL), by Agentix Corp., a Nevada corporation (the “Company”), per a Share Exchange Agreement (the “Share Exchange Agreement”) entered into on May 28, 2020, by and among the Company, GSL, and the holders of the common stock of GSL.

Under the terms and conditions of the Share Exchange Agreement, the Company offered and sold 27,932,271 shares of common stock of the Company in consideration for all of the issued and outstanding shares of common stock of GSL. The effect of the issuance is that former two GSL shareholders now hold approximately 88.0% of the issued shares of common stock of the Company, and GSL is now a wholly-owned subsidiary of the Company.

The Unaudited Pro Forma Financial Information appearing below is presented for illustrative purposes only, is based upon a number of assumptions and estimates, is subject to uncertainties, and the data does not purport to be indicative of the actual results of the operations or financial condition that would have occurred had the transactions described above in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that the combined company may achieve in the future.

The Unaudited Pro Forma Financial Information appearing below also does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors.

The Unaudited Pro Forma Balance Sheet gives effect to the transaction as if it had occurred on May 31, 2020. The Unaudited Pro Forma Consolidated Income Statement gives effect to the transaction as if it had occurred at the beginning of the earliest period presented, combining the results of the Company and GSL for the fiscal year ended August 31, 2019 and the nine months ended May 31, 2020.

F-37

Agentix Corp. & GSL Healthcare, Inc.

Unaudited Pro Forma Consolidated Income Statement

For the Nine Months Ended May 31, 2020

	Agentix Corp.	GSL Healthcare, Inc.	Pro Forma Adjustments	Pro Forma

EXPENSES
General and administrative	$1,577	$-	$-	$1,577
Professional Fees	1,304,609	-		1,304,609
TOTAL OPERATING EXPENSES	1,306,186	-	-	1,306,186
OPERATING LOSS	(1,306,186)	-	-	(1,306,186)
Other Income (Expense)
Interest expense	(4,524)	-	-	(4,524)
Total other (expense), net	(4,525)	-	-	(4,525)
NET LOSS	$(1,310,710)	$-	$-	$(1,310,710)

LOSS PER COMMON SHARE	$(0.46)	-		$(0.04)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and diluted	2,844,160	-		30,776,431

See notes to unaudited pro forma financial information

F-38

Agentix Corp. & GSL Healthcare, Inc.

Unaudited Pro Forma Consolidated Income Statement

For the Fiscal Year Ended August 31, 2019

	Agentix Corp.	GSL Healthcare, Inc.	Pro Forma Adjustments	Pro Forma

EXPENSES
General and administrative	3,995	-	-	3,995
Professional Fees	57,322	-		57,322
Salary and wages - officers	60,000	-	-	60,000
TOTAL OPERATING EXPENSES	121,317	-	-	121,317
OPERATING LOSS	(121,317)	-	-	(121,317)
Other Income (Expense)
Interest expense	(11,335)	-	-	(11,335)
Total other (expense), net	(11,335)	-	-	(11,335)
NET LOSS	$(132,652)	$-	$-	$(132,652)

LOSS PER COMMON SHARE	$(0.06)	-	-	$(0.06)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and diluted	2,057,000	-	-	2,057,000

See notes to unaudited pro form financial information

F-39

Agentix Corp. & GSL Healthcare, Inc.

Unaudited Pro Forma Consolidated Balance Sheet

As of May 31, 2020

	Agentix Corp.	GSL Healthcare, Inc.	Pro Forma Adjustments		Pro Forma
ASSETS
Current Assets
Cash	$17	$-	$-		$17

Total Current Assets	17	-	-		17

Equity investment	-	19,553	-		19,553
Goodwill	-	-	678,754	(1)	678,754
TOTAL ASSETS	$17	$19,553	$678,754		$698,324

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accounts payable	$15,734	$-	$-		$15,734
Accrued expenses - related party	27,970	-	-		27,970
Total Current Liabilities	43,704	-	-		43,704
Total Liabilities	43,704	-	-		43,704
Commitments and Contingencies
Stockholders’ Deficit
Common stock	3,807	27,932	-	(2)	31,739
Additional paid in capital	45,296,340	(8,380)	678,754	(3)	45,966,715
Accumulated deficit	(45,343,834)	-	-		(45,343,834)
Total Stockholders’ (Deficit) Equity	(43,687)	19,553	678,754		654,620
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$17	$19,553	$678,754		$698,324

See notes to unaudited pro forma financial information

F-40

Notes to Unaudited Pro Forma Financial Information

Note 1 – Basis of Presentation

The Unaudited Pro Forma Financial Information and explanatory notes have been prepared to illustrate the effects of the acquisition under the acquisition method of accounting with the Company as the acquirer. The Unaudited Pro Forma Financial Information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of GSL, as of the effective date of the acquisition, will be recorded by the Company at their respective fair values and the excess of the consideration over the fair value of GSL’s net assets will be allocated to goodwill.

Note 2 – Preliminary Purchase Price Allocation

The acquisition price consists of the issuance of 27,932,271 shares of the Company’s common stock with an estimated value of $698,307. The estimated allocation of the purchase price on the closing date of acquisition (May 31, 2020) consisted of equity investment interest held by GSL of $19,553 and goodwill of $678,754.

The pro forma allocation of the purchase price reflected in the Unaudited Pro Forma Financial Information is subject to adjustment and may vary from the actual purchase price allocation once completed. Adjustments may include, but not limited to, adjustments of GSL’s balance sheet through the effective date of the acquisition; the value of the shares issued to GSL; and any revisions to estimated fair value of assets and intangible assets acquired, if any, and liabilities assumed. Accordingly, the preliminary estimated fair values of these assets and liabilities are subject to change pending additional information that may be developed by the Company and GSL. Further, the accounting policies of GSL are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments of financial statement reclassifications may be determined.

Note 3 – Pro Forma Adjustments

The following adjustments were made to reflect the combination of GSL and Agentix.

(1) Estimated amount of goodwill once the purchase price allocation is completed (see Note 2).

(2) 27,932,271 shares issued at a par value of $0.001 less book value of the common stock of GSL.

(3) Purchase price paid of $698,307 less GSLs net assets of $19,553.

F-41

AGENTIX CORP.

Up to 2,750,721 Shares of Common Stock

PROSPECTUS

, 2020

29

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

We are paying all of the selling stockholders’ expenses related to this offering, except that the selling stockholders will pay any applicable underwriting discounts and commissions. The fees and expenses payable by us in connection with this Registration Statement are estimated as follows:

Securities and Exchange Commission Registration Fee		$1,068
Accounting Fees and Expenses		$10,000
Legal Fees and Expenses		$25,000
Printing Expenses	$	None
Miscellaneous Fees and Expenses	$	None
Total		$36,068

Item 14. Indemnification of Directors and Officers.

Our amended and restated bylaws provide that we will indemnify our directors, officers and employees to the fullest extent permitted by the Nevada Revised Statutes (“NRS”).

If the NRS are amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the NRS, as so amended. Our articles of incorporation do not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, will remain available under the NRS. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we are empowered to enter into indemnification agreements with our directors, officers and employees to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

We believe that these bylaw provisions are necessary to attract and retain qualified persons as directors, officers and employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our bylaws may discourage shareholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and certain employees pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification

Item 15. Recent Sales of Unregistered Securities.

On October 24, 2019, we issued 4,712 shares of common stock to Grays Peak Ventures LLC, an entity controlled by Scott Stevens, a director, pursuant to a Notice of Conversion dated October 24, 2019, of $110,000 of Convertible Promissory Notes and $7,808.22 of accrued interest thereon. The conversion rate under the Convertible Promissory Notes was the 10-day VWAP of shares of common stock on the OTC Markets, which was $25.00 per share on the date of conversion.

On May 28, 2020, we entered into a Share Exchange Agreement (the “Share Exchange Agreement”), by and among the Company, and GSL Healthcare, Inc., a Nevada corporation (“GSL Healthcare”), and the holders of common stock of GSL Healthcare, which consisted of two stockholders. Under the terms and conditions of the Share Exchange Agreement, the Company offered and sold 27,932,271 shares of common stock of the Company in consideration for all of the issued and outstanding shares of common stock of GSL Healthcare. We made the offer and sale of the 27,932,271 shares of common stock of the Company pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, in a non-public offering to two sophisticated persons who had access to registration-type of information about the Company.

On June 15, 2020, the Company sold 317,389 shares of common stock to 4 accredited investors, at a purchase price of $0.01 per share, for aggregate offering proceeds of $3,174. The offer and sale was made pursuant to the exemptions for registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D, promulgated under the Securities Act.

On July 22, 2020, the Company sold 2,433,332 shares of common stock to 8 accredited investors, at a purchase price of $0.25 per share, for aggregate offering proceeds of $608,333. The offer and sale was made pursuant to the exemptions for registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D, promulgated under the Securities Act.

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Item 16. Exhibits and Financial Statement Schedules.

(a) The following Exhibits, as required by Item 601 of Regulation SK, are attached or incorporated by reference, as stated below.

Number	Description

2.1	Share Exchange Agreement dated May 28, 2020 by and among Agentix Corp, GSL Healthcare, Inc, and the holders of common stock of GSL Healthcare, Inc. (1)
3.1	Articles of Incorporation (2)
3.2	Certificate of Amendment to Articles of Incorporation (3)
3.3	Certificate of Change (3)
3.4	Bylaws (2)
5.1*	Opinion of Quick Law Group PC
21.1*	List of subsidiaries of registrant
23.1*	Consent of MaloneBailey, LLP
23.2*	Consent of Fruci & Associates, II PLLC
23.3*	Consent of Quick Law Group PC (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of signature page to this registration statement)

________

(1)	Incorporated by reference to the Registrant’s Form 8-K (File No. 333-194975), filed with the SEC on May 28, 2020.
(2)	Incorporated by reference to the Registrant’s Form S-1 (File No. 333-194975), filed with the SEC on April 1, 2014.
(3)	Incorporated by reference to the Registrant’s Form 8-K (File No. 000-55383), filed with the SEC on July 11, 2019.

* Filed herewith.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however , that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Spring, State of Florida on September 15, 2020.

AGENTIX CORP.

By:	/s/ Rudy Mazzocchi
Name:	Rudy Mazzocchi
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Agentix Corp., a Nevada corporation, do hereby constitute and appoint Rudy Mazzocchi as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rudy Mazzocchi	Chief Executive Officer and Director (principal executive officer)	September 15, 2020
Rudy Mazzocchi

/s/ Michael Winterhalter	Chief Financial Officer (principal accounting and financial officer)	September 15, 2020
Michael Winterhalter

/s/ Rehan Huda	Director	September 15, 2020
Rehan Huda

/s/ Scott Stevens	Director	September 15, 2020
Scott Steven

II-4